Exhibit 10.1

Execution Version

Published CUSIP Number:	00783SAA9
Revolving Loan Facility CUSIP Number:	00783SAB7

CREDIT AGREEMENT
Dated as of June 10, 2026

among

AECOM and CERTAIN SUBSIDIARIES OF AECOM,

as Borrowers,

BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender,

And
The Other Lenders Party Hereto JPMORGAN CHASE BANK, N.A., BNP PARIBAS SECURITIES CORP., and TRUIST BANK, as Co-Syndication Agents

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, PNC CAPITAL MARKETS LLC, and HSBC SECURITIES (USA) INC., as Joint Lead Arrangers and Co-Documentation Agents

BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A., BNP PARIBAS SECURITIES CORP., and TRUIST SECURITIES, INC., as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		66
3.01	Taxes	66
3.02	Illegality	70
3.03	Inability to Determine Rates	71
3.04	Increased Costs	73
3.05	Compensation for Losses	74
3.06	Mitigation Obligations; Replacement of Lenders	74
3.07	Survival	75
ARTICLE IV CONDITIONS PRECEDENT TO Credit Extensions		75
4.01	Conditions of Initial Credit Extension	75
4.02	Conditions to All Credit Extensions	76
ARTICLE V REPRESENTATIONS AND WARRANTIES		77
5.01	Existence, Qualification and Power	77
5.02	Authorization; No Contravention	77
5.03	Governmental Authorization; Other Consents	77
5.04	Binding Effect	78
5.05	Financial Statements; No Material Adverse Effect	78
5.06	Litigation	78
5.07	No Default	79
5.08	Ownership of Property; Liens	79
5.09	Environmental Compliance	79
5.10	Insurance	79
5.11	Taxes	79
5.12	ERISA Compliance	79
5.13	Subsidiaries; Equity Interests; Loan Parties	80
5.14	Margin Regulations; Investment Company Act	80
5.15	Disclosure	80
5.16	Compliance with Laws	81
5.17	Intellectual Property; Licenses, Etc	81
5.18	Solvency	81
5.19	Sanctions	81
5.20	Anti-Corruption Laws	81
5.21	Collateral Documents	81
5.22	Affected Financial Institutions	81
5.23	Beneficial Ownership	81
5.24	Covered Entities	82

ARTICLE VI AFFIRMATIVE COVENANTS		82
6.01	Financial Statements	82
6.02	Certificates; Other Information	83
6.03	Notices	85
6.04	Payment of Obligations	85
6.05	Preservation of Existence, Etc	85
6.06	Maintenance of Properties	86
6.07	Maintenance of Insurance	86
6.08	Compliance with Laws	86
6.09	Books and Records	86
6.10	Inspection Rights	86
6.11	Use of Proceeds	87
6.12	Collateral and Guarantee Requirement; Collateral Information	87
6.13	Compliance with Environmental Laws	88
6.14	Further Assurances	88
6.15	[Reserved.]	88
6.16	FCPA; Sanctions	88
6.17	Post-Closing Requirements	88
ARTICLE VII NEGATIVE COVENANTS		89
7.01	Liens	89
7.02	Indebtedness	91
7.03	Investments	95
7.04	Fundamental Changes	97
7.05	Dispositions	98
7.06	Restricted Payments	100
7.07	Change in Nature of Business	102
7.08	Transactions with Affiliates	102
7.09	Burdensome Agreements	103
7.10	Use of Proceeds	103
7.11	Financial Covenant	103
7.12	Sanctions	104
7.13	Changes in Fiscal Year	104
7.14	Anti-Corruption Laws	104

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		104
8.01	Events of Default	104
8.02	Remedies upon Event of Default	106
8.03	Application of Funds	106
ARTICLE IX ADMINISTRATIVE AGENT		108
9.01	Appointment and Authority	108
9.02	Rights as a Lender	108
9.03	Exculpatory Provisions	108
9.04	Reliance by Administrative Agent	109
9.05	Delegation of Duties	110
9.06	Resignation of Administrative Agent	110
9.07	Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders	111
9.08	No Other Duties, Etc	112
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	112
9.10	Collateral and Guaranty Matters	113
9.11	Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit	114
9.12	Lender ERISA Representation	114
9.13	Recovery of Erroneous Payments	115
ARTICLE X MISCELLANEOUS		116
10.01	Amendments, Etc	116
10.02	Notices; Effectiveness; Electronic Communications	119
10.03	No Waiver; Cumulative Remedies; Enforcement	121
10.04	Expenses; Indemnity; Damage Waiver	121
10.05	Payments Set Aside	123
10.06	Successors and Assigns	123
10.07	Treatment of Certain Information; Confidentiality	129
10.08	Right of Setoff	130
10.09	Interest Rate Limitation	130
10.10	Integration; Effectiveness	130
10.11	Survival of Representations and Warranties	131
10.12	Severability	131
10.13	Replacement of Lenders	131
10.14	Governing Law; Jurisdiction; Etc	132
10.15	WAIVER OF JURY TRIAL	133
10.16	No Advisory or Fiduciary Responsibility	133
10.17	Electronic Execution; Electronic Records; Counterparts	134

10.18	USA PATRIOT Act	134
10.19	Judgment Currency	135
10.20	Release and Reinstatement of Collateral	135
10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	136
10.22	Acknowledgement Regarding Any Supported QFCs	136
10.23	Entire Agreement	137

v

SCHEDULES

1.01(a)	Pending Minority Investments

2.01	Commitments and Applicable Percentages

5.09	Environmental Matters

5.13	Subsidiaries; Equity Interests; Loan Parties

6.17	Post-Closing Matters

7.01	Existing Liens

7.02	Existing Indebtedness

10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice

B	Swing Line Loan Notice

C	Revolving Credit Note

D	Compliance Certificate

E	Assignment and Assumption

F	United States Tax Compliance Certificate

G	Designated Borrower Request and Assumption Agreement

H	Designated Borrower Notice

I	Prepayment Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 10, 2026, among AECOM, a Delaware corporation (the “Company”), certain Domestic Subsidiaries of the Company that are Restricted Subsidiaries and are from time to time party hereto pursuant to Section 2.15 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and the Swing Line Lender.

PRELIMINARY STATEMENTS:

The Company has requested that the Lenders provide a revolving credit facility to the Company and the other Borrowers party hereto from time to time, and the Lenders have indicated their willingness to lend under such revolving credit facility on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01            Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2033 Notes” means the Company’s 6.000% Senior Notes due 2033, issued on July 22, 2025.

“Acceptable Intercreditor Agreement” means, collectively, the Existing Credit Agreement Intercreditor Agreement and each other intercreditor agreement that is reasonably satisfactory to the Administrative Agent among the Administrative Agent and one or more representatives for the holders of any Indebtedness that is intended to be secured by the Collateral (or any portion thereof) on a pari passu or junior, as applicable, basis with the Obligations.

“Act” has the meaning specified in Section 10.18.

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, and any branch, office or Affiliate of it, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied from time to time by the Administrative Agent.

“AECOM Capital” means AECOM Capital, Inc. and all existing or newly formed entities engaged in any similar line of business to AECOM Capital, Inc., including infrastructure public-private partnership, design-build-finance, real estate investment, development and related assets.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders, subject to adjustment pursuant to the provisions of this Agreement (including Sections 2.06 and 2.16).

“Amendment No. 16” means that certain Amendment No. 16 to Syndicated Facility Agreement with respect to the Existing Credit Agreement, which such amendment is the last amendment to the Existing Credit Agreement prior to the Closing Date.

“Amendment No. 16 Effective Date” means March 10, 2026, the date of effectiveness of Amendment No. 16.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other applicable Laws related to anti-corruption and money laundering in Australia.

“Applicable Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.18. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The Applicable Percentage of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01.

“Applicable Rate” means, with respect to the Revolving Credit Facility and the Revolver Commitment Fees (a) from the Closing Date to (but not including) the first Business Day after the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(a) for the fiscal quarter ending September 30, 2026, 0.25% per annum for Base Rate Loans, 1.25% per annum for Term SOFR Loans and Daily SOFR Loans and 0.15% per annum for the Revolver Commitment Fees, provided, however, that if any Compliance Certificate delivered after the Closing Date but prior to the Compliance Certificate for the fiscal quarter ending September 30, 2026 indicates an Applicable Rate or Revolver Commitment Fee amount as determined by the below chart in excess of such amounts, such greater amount shall apply, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Applicable Rate for Term SOFR Loans and Daily SOFR Loans	Applicable Rate for Base Rate Loans	Revolver Commitment Fees
1	≥ 4.25 to 1.00	2.00%	1.00%	0.30%
2	< 4.25 to 1.00, but ≥ 3.25 to 1.00	1.75%	0.75%	0.25%
3	< 3.25 to 1.00, but ≥ 2.50 to 1.00	1.50%	0.50%	0.20%
4	<2.50 to 1.00, but > 1.75 to 1.00	1.25%	0.25%	0.15%
5	<1.75 to 1.00	1.125%	0.125%	0.15%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicant Borrower” has the meaning specified in Section 2.15.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Commitment with respect thereto or holds a Loan thereunder at such time and (b) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, BofA Securities and each other Person listed as a “Joint Lead Arranger” and/or “Joint Bookrunner” on the cover page of this Agreement, in their respective capacities as joint lead arrangers and, as applicable, joint bookrunners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended September 30, 2025 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Australia” shall mean the Commonwealth of Australia (and includes, where the context requires, any State or Territory of Australia).

“Availability Period” means, in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Credit Loan or a Swing Line Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, if any.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BofA Securities” means BofA Securities, Inc. (and including any designated affiliates of BofA Securities, Inc.).

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that, in conformity with GAAP, is required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of such Person and its Subsidiaries (and excluding, for the avoidance of doubt, normal replacements and maintenance which are properly charged under GAAP to current operations).

“Capitalized Leases” means all leases of (or other agreements conveying the right to use) real or personal property by a Person as lessee or guarantor which would, in conformity with GAAP, be required to be accounted for as capital leases on the balance sheet of that Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Swing Line Lender and the Lenders, as collateral for Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of Swing Line Loans, cash or deposit account balances or, if the Administrative Agent or the Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Swing Line Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries:

(a)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof, or, in the case of a Foreign Subsidiary, readily marketable obligations issued or directly and fully guaranteed or insured by the government, governmental agency or applicable multinational intergovernmental organization of the country of such Foreign Subsidiary or backed by the full faith and credit of the government, governmental agency or applicable multinational intergovernmental organization of the country of such Foreign Subsidiary having maturities of not more than one year from the date of acquisition thereof;

(b)            readily marketable obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at the time of acquisition, a credit rating of at least “A” (or the then equivalent grade) from Moody’s or S&P;

(c)            demand deposits, time deposits, Eurodollar time deposits, repurchase agreements or reverse repurchase agreements with, or insured certificates of deposit or bankers’ acceptances of, or that are guaranteed by, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (d) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;

(d)            commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one year from the date of acquisition thereof;

(e)            corporate promissory notes or other obligations maturing not more than one year after the date of acquisition which at the time of such acquisition have, or are supported by, an unconditional guaranty from a corporation with similar obligations which have the highest rating obtainable from Moody’s or S&P;

(f)            Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c), (d) and (e) of this definition;

(g)            other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(h)            solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 180 days of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) is a provider of a Cash Management Agreement on the date it becomes a Lender, in each case its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more Foreign Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which occurred on June 10, 2026.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties. Notwithstanding anything in the Loan Documents to the contrary, the term “Collateral” shall not include any Excluded Assets. The use of the term “Collateral” in this Agreement or any other Loan Document during a Collateral and Guarantee Release Period shall mean, as the context indicates, those assets that would have constituted, or would have been required to constitute, “Collateral” if such Collateral and Guarantee Release Period were not then in effect.

“Collateral and Guarantee Reinstatement Event” means the occurrence of a “Collateral and Guarantee Reinstatement Event” as defined in the Existing Credit Agreement, subject to Section 1.13.

“Collateral and Guarantee Release Event” means the occurrence of a “Collateral and Guarantee Release Event” as defined in the Existing Credit Agreement, subject to Section 1.13.

“Collateral and Guarantee Release Period” means, each period commencing with the occurrence of a Collateral and Guarantee Release Event, and continuing until the Collateral and Guarantee Reinstatement Event following such Collateral and Guarantee Release Event.

“Collateral and Guarantee Requirement” means, at any relevant time of determination, any or all of the following (as applicable):

(a)            each Significant Subsidiary shall have executed and delivered to the Administrative Agent a Guaranty, provided that in no event shall AECOM Capital or any of its Subsidiaries be required to be or become a Guarantor or a Loan Party;

(b)            each Loan Party shall have executed and delivered to the Administrative Agent (i) a Pledge and Security Agreement or other applicable Collateral Document with respect to (A) all or substantially all of its assets other than Excluded Assets and (B) the Equity Interests in its Subsidiaries, limited (1) in the case of pledges of Equity Interests in CFCs and Foreign Holding Companies, to 65% of such voting Equity Interests and 100% of such non-voting Equity Interests and (2) in the case of any Subsidiary that is disregarded as an entity from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consist for U.S. federal income tax purposes of Equity Interests in a CFC or CFC Debt, to 65% of such Equity Interests, and (ii) if applicable, an Intellectual Property Security Agreement;

(c)            [reserved];

(d)            to the extent required to be delivered pursuant to the terms of the applicable Collateral Documents and the Existing Credit Agreement Intercreditor Agreement, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Secured Parties’ security interest in such Collateral;

(e)            subject to the terms of the Existing Credit Agreement Intercreditor Agreement, all (i) certificates (including certificates representing Equity Interests and powers in blank with respect thereto, subject to clause (b) of this definition), agreements, documents and instruments, including UCC financing statements, required by the Collateral Documents and as reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording and (ii) Taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid;

(f)            in the case of any of the foregoing executed and delivered after the Closing Date, to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received documents, Organization Documents, certificates, resolutions and opinions of the type referred to in Section 4.01(a)(iii), (iv) and (v) with respect to each such Person and its Guarantee and/or provision and perfection of Collateral; and

(g)            copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents;

provided that the Collateral shall not include, and the Collateral and Guarantee Requirement shall not require and (notwithstanding anything to the contrary in any Loan Document) no Loan Document shall require, any of the following: (i) any filings or other action in any jurisdiction outside of the United States or required by the Laws of any jurisdiction outside of the United States to create or perfect any security interest, including, without limitation, any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States); (ii) control agreements or other control, lockbox or similar arrangements with respect to deposit accounts, securities accounts or other assets requiring perfection by control (but not, for the avoidance of doubt, control by possession, including of certificated Equity Interests); (iii) any landlord waivers, mortgagee waiver, bailee waivers, subordination agreements, estoppels, collateral access letters or similar arrangements; (iv) any notices to be sent to account debtors or other contractual third parties (other than during the continuance of Event of Default); (v) entry into any source code escrow arrangements or registration of intellectual property; (vi) any actions to perfect, other than by filing of UCC financing statements, letter of credit rights, commercial tort claims (other than Material Commercial Tort Claims set forth below), fixtures or assigned agreements; (vii) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)), other than proceeds and receivables thereof; (viii) Equity Interests in (A) Unrestricted Subsidiaries or (B) any other person other than wholly-owned Subsidiaries to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents; (ix) (A) more than 65% of the voting Equity Interests in any Subsidiary that is a CFC or Foreign Holding Company, and (B) more than 65% of the Equity Interests in any Subsidiary that is disregarded as an entity from its owner under Treasury Regulations Section 301.7701-3 and substantially all the assets of which consist for U.S. federal income tax purposes of Equity Interests in a CFC or CFC Debt; (x) assets to the extent a security interest in such assets would result in adverse tax consequences to the Company and its Restricted Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Company and the Administrative Agent; (xi) any lease, license, contract or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Loan Parties), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code), other than proceeds and receivables thereof; (xii) any of the Equity Interests of Foreign Subsidiaries that are held by CFCs or Foreign Holding Companies of the Company; (xiii) any fee-owned real property or leasehold interests; (xiv) those assets as to which the Administrative Agent and the Company reasonably determine that the costs of obtaining, perfecting or maintaining a security interest in such assets exceeds the fair market value thereof (which fair market value shall be determined by the Company in its reasonable judgment) or the practical benefit to the Lenders afforded thereby; (xv) motor vehicles and other assets to the extent perfection must be obtained through notation on a certificate of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims other than Material Commercial Tort Claims; (xvi) any cash collateral provided to third parties (including sureties) in the ordinary course of business; (xvii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law; (xviii) any property and assets the pledge of which would violate applicable Law or any contract, or require any contractual third party consent or governmental consent, approval, license or authorization (but only to the extent, and for so long as, such requirement for consent, approval, license or authorization is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)); (xix) any goods or assets sold or subject to Liens pursuant to a Qualified Securitization Financing or Receivables Facility or other factoring or receivables arrangement or supply chain financing permitted hereunder; (xx) any CFC Debt; (xxi) delivery of certificated Equity Interests in pledged Foreign Subsidiaries for possession if the Administrative Agent and the Company reasonably determine that the cost of such delivery for possession exceeds the practical benefit to the Lenders afforded thereby; and (xxii) accounts established for tax benefits, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts (and any assets not required to be granted or pledged pursuant to this proviso shall be referred to as “Excluded Assets”). The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Restricted Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Restricted Subsidiaries formed or acquired, after the Closing Date). For the avoidance of doubt, during a Collateral and Guarantee Release Period, the Collateral and Guarantee Requirement shall not be required to be satisfied, and shall not require any action with respect to the provision of guarantees or the granting or perfection of any assets or Collateral (provided the other provisions of this document relating to the provision of Cash Collateral shall continue to apply).

“Collateral Documents” means, collectively, the Security and Pledge Agreement (including any joinder or supplement thereto or thereof), the Intellectual Property Security Agreements, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations.

“Commitment” means a Revolving Credit Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Daily SOFR, SOFR, Term SOFR or any proposed SOFR Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent (in consultation with the Company), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent reasonably determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)            increased (without duplication) by the following to the extent deducted (or, in the case of clause (xiii) below, not included) in calculating the Consolidated Net Income of such Person for such period:

(i)            provision for Federal, state, local and foreign taxes based on income or profits or capital (including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such Person) paid or accrued during such period, including any penalties and interest relating to any tax examinations, and (without duplication) net of any tax credits applied during such period (including tax credits applicable to taxes paid in earlier periods); plus

(ii)           Consolidated Interest Charges; plus

(iii)          depreciation and amortization expense; plus

(iv)         any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, Disposition, Swap Contract (including, for the avoidance of doubt, any Permitted Convertible Indebtedness Hedging Agreement), recapitalization permitted under the Loan Documents or the incurrence of Indebtedness permitted to be incurred under the Loan Documents (including a refinancing thereof) (whether or not successful), or Receivables Facilities or Securitization Facilities (including any Securitization Fees), including (A) such fees, expenses or charges related to any other credit facilities and (B) any amendment or other modification of the Loan Documents and any other credit facilities; plus

(v)          the amount of any restructuring charges, accruals or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with any equity offering, Investment, acquisition, Disposition or recapitalization permitted under the Loan Documents or the incurrence of Indebtedness permitted to be incurred under the Loan Documents (including a refinancing thereof) (whether or not successful), costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing, so long as the aggregate amount thereof, when taken together with any amounts added back pursuant to below clause (xi), does not exceed an amount equal to 25% of Consolidated EBITDA for any four-quarter period (measured prior to giving effect to the addbacks in this clause (v) and clause (xi) below); plus

(vi)         other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income of such Person for such period, including any impairment charges or the impact of purchase accounting, (excluding any such non-cash charge related to project writedowns or operations) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period so long as such receipt of cash is not included in calculating Consolidated Net Income or Consolidated EBITDA in such later period); plus

(vii)         all expenses and charges relating to non-controlling Equity Interests and equity income in non-wholly owned Restricted Subsidiaries; plus

(viii)        any costs or expense incurred pursuant to (x) any management equity plan or stock option plan or (y) any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in the case of this clause (y) to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock); plus

(ix)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not otherwise added back in such period or any other period; plus

(x)           cash distributions of income received from non-consolidated Joint Ventures and other non-consolidated Minority Investment entities, attributable to the ownership of such Person in such entities; plus

(xi)          cost savings, expense reductions, operating improvements, integration savings and synergies, in each case, projected by the Company in good faith to be realized as a result of actions to be taken within 24 months of any date of determination, so long as the aggregate amount thereof, when taken together with any amounts added back pursuant to above clause (v), does not exceed an amount equal to 25% of Consolidated EBITDA for any four-quarter period (measured prior to giving effect to the addbacks in this clause (xi) and clause (v) above);

(b)            decreased (without duplication) by the following to the extent included in calculating the Consolidated Net Income of such Person for such period:

(i)            non-cash gains other than (A) non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)           earnings of non-consolidated Joint Ventures and other non-consolidated Minority Investment entities, attributable to the ownership of such Person in such entities; plus

(iii)          cash payments corresponding to any non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income to the extent such items were included in Consolidated EBITDA in a prior period pursuant to clause (a)(vi) of this definition.

Unless the context indicates otherwise, Consolidated EBITDA as used herein shall be of the Company and its Restricted Subsidiaries.

“Consolidated First Lien Indebtedness” shall mean, as of any date of determination, Consolidated Funded Indebtedness of the Company and its Restricted Subsidiaries (including the Obligations) that is secured by a Lien on the Collateral on an equivalent priority basis (but, in each case, without regard to control of remedies) with the Liens on the Collateral securing the Obligations.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Indebtedness as of such date to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP and without duplication, all (a) Indebtedness for borrowed money and all obligations evidenced by notes, bonds, debentures, loan agreements or similar instruments, (b) Indebtedness in respect of the deferred purchase price of property or services (which Indebtedness excludes, for the avoidance of doubt, trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and any contingent earn-out obligation or other contingent obligation related to an acquisition or an Investment permitted hereunder), (c) Indebtedness arising under letters of credit (excluding Performance Letters of Credit), (d) Guarantees of the foregoing types of Indebtedness and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership in which the Company or a Restricted Subsidiary is a general partner; provided that “Consolidated Funded Indebtedness” shall exclude (i) Performance Contingent Obligations, (ii) any payment obligations with respect to the Preferred Stock of the Company or any Subsidiary, (iii) all obligations under any Swap Contract (including, for the avoidance of doubt, any Permitted Convertible Indebtedness Hedging Agreement) and (iv) obligations in respect of any Qualified Securitization Financings or Receivables Facilities.

“Consolidated Interest Charges” means, for any Person for any period, total interest expense of such Person and its Subsidiaries, on a consolidated basis and without duplication, accrued in that period as shown in the profit and loss statement for that period, determined in accordance with GAAP, including Revolver Commitment Fees owed with respect to the unused portion of the Facilities, other fees under the Loan Documents, charges in respect of Financial Letters of Credit and the portion of any obligations under any Capitalized Lease allocable to interest expense, but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, (ii) amortization, expensing or write-off of capitalized private equity transaction costs, to the extent such costs are treated as interest under GAAP, (iii) the portion of the upfront costs and expenses for Swap Contracts (to the extent included in interest expense) fairly allocated to such Swap Contracts as expenses for such period, less interest income on Swap Contracts for that period and Swap Contracts payments received, (iv) Securitization Fees and (v) non-cash interest associated with Permitted Convertible Indebtedness. Unless the context indicates otherwise, Consolidated Interest Charges as used herein shall be of the Company and its Restricted Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” shall mean, for any Person for any period of measurement, the consolidated net income (or net loss) of such Person for such period, determined on a consolidated basis in accordance with GAAP; provided that in computing such amount for the Company and its Restricted Subsidiaries, there shall be excluded, without duplication, (a) all net after-tax extraordinary, nonrecurring or unusual gains, losses, income, expenses, reserves and charges of such Person for such period and (b) any consolidated net income (or loss) allocable to the Unrestricted Subsidiaries of the Company (except to the extent of a distribution from an Unrestricted Subsidiary to the Company or a Restricted Subsidiary). Unless the context indicates otherwise, Consolidated Net Income as used herein shall be of the Company and its Restricted Subsidiaries.

“Consolidated Net Worth” means, as of any date of determination, the consolidated stockholders’ equity of the Company and its Subsidiaries determined in accordance with GAAP, plus redeemable common stock and common stock units shown on the Company’s consolidated balance sheet, plus an amount equal to the principal amount or liquidation preference of issued and outstanding Preferred Stock of the Company and its Subsidiaries.

“Consolidated Priority Indebtedness” means all Priority Indebtedness of the Company and its Restricted Subsidiaries (but not Tax Arrangement Priority Indebtedness) determined on a consolidated basis eliminating intercompany items.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Extension” means a Borrowing.

“Cumulative Available Amount” means, as of any date of determination, the sum (without duplication) of:

(a)            the greater of (i) $750,000,000 and (ii) 50% of LTM EBITDA plus

(b)            an amount, not less than zero, equal to 50% of Consolidated Net Income for the period (taken as one accounting period) from (and including) the fiscal quarter ended June 30, 2024, to the end of the fiscal quarter most recently ended in respect of which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b); plus

(c)            the aggregate proceeds (including the aggregate fair market value of any assets or property) received by the Company from the issue or sale of its Equity Interests (other than Disqualified Stock) from and after the Amendment No. 16 Effective Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries to the extent such sale to an employee stock ownership plan or other trust is financed by loans from or Guaranteed by the Company or any Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination); plus

(d)            the amount by which Indebtedness of the Company or its Subsidiaries issued from and after the Amendment No. 16 Effective Date is reduced on the Company’s consolidated balance sheet upon the conversion or exchange of such Indebtedness for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Subsidiary upon such conversion or exchange).

“Customary Permitted Liens” means (a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for Taxes, assessments or charges of any Governmental Authority or claims not yet due or (or, if failure to pay prior to delinquency but after the due date does not result in additional amounts being due, which are not yet delinquent) or the payment of which is not, at such time, required by Section 6.04, (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, customs and revenue authorities and other Liens (other than any Lien imposed under ERISA) imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with the provisions of GAAP, (c) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds and Liens securing obligations under indemnity agreements for surety bonds) or other Liens in connection with workers’ compensation, unemployment insurance and other types of social security benefits, (d) Liens consisting of any right of offset, or any statutory or consensual banker’s lien, on bank deposits or securities accounts maintained in the ordinary course of business so long as such bank deposits or securities accounts are not established or maintained for the purpose of providing such right of offset or banker’s lien, (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially and adversely with the ordinary conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, (f) building restrictions, zoning laws, entitlements, conservation and environmental restrictions and other similar statutes, law, rules, regulations, ordinances and restrictions, now or at any time hereafter adopted by any Governmental Authority having jurisdiction, (g) Liens in connection with sales of receivables in connection with energy service company projects, (h) licenses, sublicenses, leases or subleases granted to third parties and not interfering in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole, (i) any (A) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (B) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (C) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (B), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease, (j) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods, (k) Liens in favor of United States or Canadian Governmental Authorities on deposit accounts in connection with auctions conducted on behalf of such Governmental Authorities in the ordinary course of business; provided that such Liens apply only to the amounts actually obtained from auctions conducted on behalf of such Governmental Authorities, (l) the reservations, limitations, provisos and conditions expressed in any original grants from the Crown in right of Canada of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by that Person and (m) any security interest for the purposes of Section 12(3) of the PPSA that does not secure payment or performance of an obligation.

“Daily SOFR” means, with respect to any applicable determination date, the rate per annum equal to SOFR published on the second U.S. Government Securities Business Day preceding such date by the Federal Reserve Bank of New York (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If Daily SOFR as so determined above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Daily SOFR Loan” means a Loan that bears interest at a rate based on Daily SOFR.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Insolvency Act 1986 of England and Wales (as amended by the Enterprise Act 2002), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Deemed Approved” or “Deemed Approval” has the meaning specified in Section 1.13(g).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Base Rate Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; (b) when used with respect to Daily SOFR Loans or Term SOFR Loans, as applicable, an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Daily SOFR Loan or Term SOFR Loan, as applicable, plus 2% per annum; and (c) when used with respect to any other Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the Swing Line Lender and each other Lender promptly following such determination.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LP” shall mean any limited partnership organized or formed under the laws of the State of Delaware.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto. As of the Closing Date, there are no Designated Borrowers.

“Designated Borrower Notice” has the meaning specified in Section 2.15.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.15.

“Designated Non-Cash Consideration” means, as of any date of measurement, the fair market value (as determined in good faith by the Company) of all non-cash consideration received by the Company and its Restricted Subsidiaries in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Company.

“Disclosed Litigation” means litigation disclosed in the Forms 10-K and 10-Q filed by the Company or the Target with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, prior to the Closing Date.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any disposition effected pursuant to a Division) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means, on any date, (a) any Person designated by the Company to Bank of America, in its capacity as Arranger, as a “Disqualified Institution” by written notice delivered on or prior to the Closing Date, (b) any other Person that is or becomes a competitor of the Company or any of its Restricted Subsidiaries, which Person has been designated by the Company (specifying such Person by legal name) as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than 2 Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to such date (a “Competitor”) and (c) any Affiliates of any such entities identified under clauses (a) and (b) of this definition that are either (i) clearly identifiable as Affiliates on the basis of such Affiliate’s legal name or (ii) identified in writing by legal name in a written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than 2 Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to such date; provided that “Disqualified Institutions” shall exclude (x) any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time and (y) any bona fide debt fund or investment vehicle of any Competitor that is engaged in making, purchasing, holding or otherwise investing in commercial loans, fixed-income instruments, bonds and similar extensions of credit in the ordinary course of business with separate fiduciary duties to investors in such fund or vehicle.

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable, or upon the happening of any event:

(a)            matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)            is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Equity Interests convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided that any such conversion or exchange shall be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable; or

(c)            is redeemable at the option of the holder thereof, in whole or in part;

in the case of each of clauses (a), (b) and (c), on or prior to the date that is one year after the latest Maturity Date then in effect (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof); provided that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interest upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is one year after the latest Maturity Date (as of the date of the issuance, grant, sale, distribution or other provision of such Equity Interests to holders thereof) shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the provisions of Section 7.05 or of Section 8.01(k) to the Lenders.

“Division” means (a) the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act and (b) the statutory division of any Delaware LP into two or more Delaware LPs pursuant to Section 17-220 of the Delaware Revised Uniform Limited Partnership Act.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“DQ List” has the meaning specified in Section 10.06(h)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(h).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (1) any liability under any Environmental Laws, or (2) damages arising from or costs incurred by such Governmental Authority in response to a Release or threatened Release of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization from a governmental agency required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that, notwithstanding the foregoing, in no event will Permitted Convertible Indebtedness, Permitted Convertible Indebtedness Hedging Agreements or any debt instrument that is convertible or exchangeable into common stock of the Company constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the initiation by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g)  notification of a determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in endangered or critical status within the meaning of Section 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (i) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Escrow Liens” means, with respect to any Indebtedness that is funded into escrow, Liens securing such Indebtedness on all funds and related assets held in the related escrow account (and the proceeds thereof) until such funds are released from escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Assets” has the meaning given thereto in the proviso to the definition of Collateral and Guarantee Requirement.

“Excluded Subsidiary” means (a) any Foreign Holding Company, (b) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (c) any Foreign Subsidiary, (d) any Subsidiary that is prohibited by applicable Law or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable Person becomes a direct or indirect Subsidiary of the Company (and not created in contemplation of such acquisition)) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (e) any bankruptcy remote special purpose receivables entity or captive insurance company designated by the Company and permitted hereunder, (f) in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any Subsidiary of the Company that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, and (g)  Flint USA and its Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Syndicated Facility Agreement dated as of October 17, 2014 by and among the Company, the borrowers party thereto, the guarantors party thereto, Bank of America (defined below), as the administrative agent, and the lenders party thereto (as amended through Amendment No. 16 and in effect on the Closing Date, and as further amended, restated, extended, supplemented or otherwise modified from time to time).

“Existing Credit Agreement Intercreditor Agreement” means that certain Pari Passu Intercreditor Agreement by and among the Administrative Agent, as collateral for the Secured Parties, Bank of America as collateral agent for the lenders under the Existing Credit Agreement and the Company.

“Existing Credit Agreement Provision” has the meaning specified in Section 1.13.

“Facility” means the Revolving Credit Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, and (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit (other than any such obligations for which notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Secured Cash Management Agreement or Secured Hedge Agreement, or unreimbursed drawings are outstanding under Secured Performance Letters of Credit, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank, Hedge Bank or PLOC Bank have been made)).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), any intergovernmental agreement, treaty or convention among Governmental Authorities implementing the foregoing and any fiscal or regulatory legislation, official rules or practices adopted pursuant to any such intergovernmental agreement, treaty, or convention.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the engagement letter agreement dated May 27, 2026, between the Company and BofA Securities.

“Financial Letter of Credit” means a standby letter of credit supporting obligations owing to third parties.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.11(b).

“Flint USA” means Flint USA Inc., a Colorado corporation (or any successor thereto as a result of a change of legal entity form, reincorporation or similar non-substantive transaction).

“Foreign Holding Company” means any Subsidiary all or substantially all of the assets of which are comprised of Equity Interests in one or more Foreign Subsidiaries or CFC Debt.

“Foreign Lender” means, with respect to any Borrower (a) if such Borrower is a U.S. Person, a Lender (i) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a U.S. Person or (ii) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, but subject in all respects to the provisions of Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be as set forth in Section 1.10. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Significant Subsidiary of the Company (other than Excluded Subsidiaries), (b) any other Person that is from time to time party to the Guaranty or any other agreement pursuant to which it guarantees the Obligations or any portion thereof and (c) the Company with respect to (i) obligations owing by any Subsidiary of the Company under any Secured Hedge Agreement, Secured Cash Management Agreement or Secured Performance Letter of Credit, (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations and (iii) Obligations owing by any Borrower other than the Company. Notwithstanding anything herein or in any other Loan Document to the contrary, no Excluded Subsidiary shall constitute a Guarantor and in no event shall any Excluded Subsidiary, AECOM Capital or any of its Subsidiaries be required to be or become Guarantors.

“Guaranty” means that certain Guaranty Agreement dated as of the Closing Date, by the Borrowers and the Guarantors in favor of the Administrative Agent and the Secured Parties, and including as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent, and any other document pursuant to which any Person Guarantees any portion of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender or (b) is a party to a Swap Contract permitted under Article VI or VII on the date it becomes a Lender, in each case in its capacity as a party to such Swap Contract.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common Equity Interests of the Company, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Equivalent Debt” has the meaning set forth in the Existing Credit Agreement, subject to Section 1.13 hereof.

“Incremental Increase” has the meaning set forth in the Existing Credit Agreement, subject to Section 1.13 hereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than Performance Contingent Obligations and any Guarantees thereof and contingent obligations under or relating to bank guaranties or surety bonds);

(c)            net obligations of such Person under any Swap Contract if and to the extent such obligations would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable or similar obligations to a trade creditor in the ordinary course of business and other than any contingent earn-out obligation or other contingent obligation related to a Permitted Acquisition or an Investment permitted hereunder);

(e)            Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person;

(f)            all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person;

(g)            the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(h)            all Guarantees of such Person in respect of any of the foregoing Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Guarantee of Indebtedness shall be determined in accordance with the definition of “Guarantee.” Notwithstanding the foregoing, Indebtedness of the Company and its Restricted Subsidiaries shall not include short-term intercompany payables between or among two or more of the Company and its Restricted Subsidiaries arising from cash management transactions. For the avoidance of doubt, and without limitation of the foregoing, (x) obligations under any Permitted Convertible Indebtedness Hedging Agreements shall not constitute Indebtedness and (y) Permitted Convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Inside Maturity Indebtedness” has the meaning (and at any time of measurement, the available balance) set forth in the Existing Credit Agreement, subject to Section 1.13 hereof.

“Intellectual Property Security Agreement” has the meaning specified in the Security and Pledge Agreement.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Revolving Credit Facility; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, Daily SOFR Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Revolving Credit Facility.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Company in its Loan Notice, or such other period that is twelve months or less requested by the Company and consented to by all the Appropriate Lenders; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person by means of any of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment not consisting of a Guarantee at any time outstanding shall be (i) the amount actually invested (whether in cash, Cash Equivalents or in kind), without adjustment for subsequent increases or decreases in the value of such Investment, minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital or repayment of principal received in respect of such Investment that, in each case, is received in cash or Cash Equivalents (or, in the event of an in-kind Investment, in like property). For purposes of covenant compliance, the amount of any Investment consisting of a Guarantee or other contingent liability at any time outstanding shall be determined in accordance with Section 1.10. Without limiting the foregoing, the outstanding amount of any Guarantee or other contingent liability shall be subject to appropriate adjustments for any reduction of such Guarantee or other contingent liability, and the outstanding amount of any Guarantee or other contingent liability that has been terminated shall be zero.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning assigned to such term in the last paragraph of Section 10.01.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Venture” means a joint venture, partnership or similar arrangement formed for the purpose of performing a single project or series of related projects, whether in corporate, partnership or other legal form; provided that, in no event shall a Subsidiary be considered a “Joint Venture.”

“Laws” means, collectively, all international, foreign, Federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” shall have the meaning assigned to such term in Section 1.11(a).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.11(a).

“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.

“Lender Party” and “Lender Recipient Party” means collectively, the Lenders and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage Increase” has the meaning specified in Section 7.11.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance (including any easement, right-of-way or other encumbrance on title to real property), lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any acquisition (including by means of a merger, amalgamation or consolidation) of, or Investment by one or more of the Company and its Restricted Subsidiaries in, any assets, business or person the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Condition Transaction” means (a) any Limited Condition Acquisition, (b) any redemption, repayment, defeasance, satisfaction and discharge or repurchase of Indebtedness requiring irrevocable advance notice, (c) declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company and (d) any Disposition.

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, the Guaranty, each Collateral Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, the Existing Credit Agreement Intercreditor Agreement and the Fee Letters.

“Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Loan Parties” means, collectively, the Company, the other Borrowers, each Guarantor and each Designated Borrower.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements have been delivered pursuant to Section 6.01, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in Section 1.03(d).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the legal validity or legal enforceability of the rights or remedies of the agents or the Lenders under the Loan Documents (taken as a whole) or (c) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents (taken as a whole).

“Material Commercial Tort Claim” means any commercial tort claim with respect to which a Loan Party is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount greater than or equal to $30,000,000.

“Material Guarantor” means any Guarantor that is itself a Significant Subsidiary by virtue of satisfying the financial test set forth in the definition of Significant Subsidiary individually, without giving effect to the aggregation test set forth in the first proviso of such definition.

“Maturity Date” means, with respect to the Revolving Credit Facility, the later of (a) June 9, 2028, and (b) if maturity is extended pursuant to Section 10.01, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral for Swing Line Loans, an amount determined by the Administrative Agent and the Swing Line Lender in their sole discretion.

“Minority Investment” means an Investment by the Company or any Restricted Subsidiary in the Equity Interests of another Person (other than the Company or any Restricted Subsidiary) whose primary business at such time is the same as that of the Company that results in the direct ownership by the Company or a Restricted Subsidiary of less than 50% (or in the case of the Investment described in Schedule 1.01(a), of up to 50%) of the outstanding Equity Interests of such other Person, irrespective of whether the board of directors (or other governing body) of such Person has approved such Investment; provided that a “Minority Investment” shall not include (a) Investments in Joint Ventures existing on the Closing Date, (b) Investments in any securities received in satisfaction or partial satisfaction from financially troubled account debtors or (c) Investments made or deemed made as a result of the receipt of non-cash consideration in connection with Dispositions otherwise permitted hereunder.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions as to which the Company or any ERISA Affiliate could have any liability (contingent or otherwise).

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Financing” has the meaning specified in Section 2.05(a)(i).

“Net Short Lender” shall have the meaning assigned to such term in the last paragraph of Section 10.01.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Core Asset Dispositions” means the Disposition, or series of Dispositions, by the Company or any of its Restricted Subsidiaries of assets (including stock of Subsidiaries) in or related to the construction management segment of the Company and its Restricted Subsidiaries, in each case to the extent the Company has determined (in its reasonable discretion) that such assets (including stock of Subsidiaries) are non-core to the continuing operations of the Company and its Restricted Subsidiaries, taken as a whole, and none of which Dispositions (individually or in the aggregate) constitutes all or substantially all of the Company’s assets.

“Non-Core Asset Disposition Related Transactions” means those intercompany Investments, intercompany Indebtedness (including Guarantees) and other transactions, in each case to the extent made in connection with, and in furtherance of, any or all of the Non-Core Asset Dispositions, so long as in connection therewith (i) no assets owned by a Loan Party prior thereto are, after giving effect to such transactions, owned by a non-Loan Party Restricted Subsidiary of the Company unless (x) such assets are to be Disposed of in a Non-Core Asset Disposition or (y) the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to Sections 7.04(a) or 7.05(d) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01, (ii) no Guarantor prior to such transactions continues to be a Restricted Subsidiary of the Company but ceases to be a Guarantor after giving effect to such transactions unless the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to Sections 7.04(a) or 7.05(d) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01and (iii) no Default or Event of Default is in existence and continuing at the time of, or would result from, the consummation of any Non-Core Asset Disposition Transaction.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any calculation of the Cumulative Available Amount after the Amendment No. 16 Effective Date, that such amount is not then being utilized pursuant to Section 7.03(j) and has not been utilized pursuant to Section 7.06(e) after the Amendment No. 16 Effective Date (it being understood that with respect to any Investment made under Section 7.03(j), the amount thereof that has been repaid to the investor in cash as dividends or distributions received in connection with such Investment, or as a repayment of principal or a return of capital (up to the amount of the initial Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, shall be deemed not to be utilized at such time pursuant to such Section 7.03(j)). As of the Amendment No. 16 Effective Date, the entire Cumulative Available Amount is Not Otherwise Applied and, for the avoidance of doubt, no Investment or Restricted Payment made prior to the Amendment No. 16 Effective Date will be taken into account in the calculation hereunder.

“Note” means a Revolving Credit Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement, Secured Hedge Agreement or Secured Performance Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate as to which the Company or any ERISA Affiliate could have any liability (contingent or otherwise) and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Performance Contingent Obligations” means any bid, performance or similar project related bonds, parent company guarantees, bank guaranties or surety bonds or Performance Letters of Credit.

“Performance Letter of Credit” means a standby letter of credit used directly or indirectly to cover bid, performance, advance and retention obligations, including, without limitation, letters of credit issued in favor of sureties who in connection therewith cover bid, performance, advance and retention obligations.

“Permitted Acquisition” means the non-hostile purchase or other acquisition of one or more related businesses so long as:

(a)            the Person to be acquired becomes or is to become, or the assets to be acquired are acquired or to be acquired by, the Company or a Restricted Subsidiary of the Company;

(b)            either (i) in the case of a Limited Condition Transaction as to which an LCT Election has been made, (A) no Event of Default exists as of the LCT Test Date and (B) no Specified Default exists on the date of consummation thereof (either before or after such consummation) or (ii) otherwise, no Event of Default exists either on the date the agreement governing such acquisition is executed or on the date of consummation thereof (either before or after such consummation);

(c)            [reserved];

(d)            after giving effect to such acquisition, the Company is in compliance with the financial covenant contained in Section 7.11 (determined (i) in the case of a Limited Condition Transaction as to which an LCT Election has been made, as of the most recently completed relevant period for which financial statements have been delivered pursuant to Section 6.01 prior to the LCT Test Date after giving pro forma effect to such acquisition, any adjustments to adjusted Consolidated EBITDA made in connection therewith and any Indebtedness (including any Credit Extensions) anticipated by the Company (in good faith) to be incurred in connection therewith or (ii) otherwise, as of the most recently completed relevant period for which financial statements have been delivered pursuant to Section 6.01 prior to the date of consummation thereof after giving pro forma effect to such acquisition, any adjustments to adjusted Consolidated EBITDA made in connection therewith and any Indebtedness (including any Credit Extensions) incurred in connection therewith); and

(e)            the Administrative Agent shall have received a certificate substantially concurrently with or prior to the consummation of such transaction certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clause (d) above.

“Permitted Bridge Indebtedness” means any customary bridge facility, escrow or similar arrangement of the Company or any Restricted Subsidiary that (a) is issued with the intent to convert such facility into another instrument or product that, if constituting Indebtedness, satisfies all applicable maturity and weighted average life limitations or (b) otherwise provides that if such facility is not converted into the intended conversion product, is automatically (subject to the satisfaction of certain conditions) convertible into Indebtedness that satisfies all applicable maturity and weighted average life limitations.

“Permitted Capital Stock Buybacks” means the acquisition by the Company of shares of the Company’s Equity Interests provided that:

(a)            no Default or Event of Default shall have occurred and be continuing both before and immediately after giving effect to such acquisition;

(b)            such acquisition shall not be in violation of Regulations U and X of the FRB; and

(c)            such acquisition shall be permitted by Section 7.06.

“Permitted Convertible Indebtedness” means senior, unsecured convertible or exchangeable debt securities of the Company that are settled upon conversion or exchange by the holders thereof in cash or Equity Interests of the Company or any combination thereof (including convertible securities that require payment of at least the principal thereof in cash upon a conversion or exchange).

“Permitted Convertible Indebtedness Hedging Agreement” means (a) a Swap Contract pursuant to which the Company acquires a call or a capped call option (or substantively equivalent derivative transaction) requiring the counterparty thereto to deliver to the Company Equity Interests of the Company, the cash value of such Equity Interests or a combination thereof from time to time upon exercise of such option and (b) if entered into by the Company in connection with any Swap Contract described in clause (a) above, a Swap Contract pursuant to which the Company issues to the counterparty thereto warrants to acquire Equity Interests of the Company (or a substantively equivalent derivative transaction) in each case, entered into by the Company in connection with, and prior to or concurrently with, the issuance of any Permitted Convertible Indebtedness.

“Permitted Credit Agreement Refinancing Indebtedness” has the meaning set forth in the Existing Credit Agreement, subject to Section 1.13 hereof.

“Permitted Liens” means the Liens permitted by Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but not including a Multiemployer Plan or Multiple Employer Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“PLOC Bank” means any Person that, (a) at the time it issues a Performance Letter of Credit for the account of any Borrower and/or any (or one or more) Restricted Subsidiary of a Borrower that is permitted to be secured by a Lien on Collateral pursuant to Section 7.01(q), is a Lender or an Affiliate of a Lender or (b) at the time it or its Affiliate becomes a Lender (including on the Closing Date) is the issuer of a Performance Letter of Credit for the account of any Borrower and/or any (or one or more) Restricted Subsidiary of a Borrower that is permitted to be secured by a Lien on Collateral pursuant to Section 7.01(q), in each case in its capacity as the issuer of such Performance Letter of Credit.

“PPSA” means the Personal Property Securities Act 2009 (Cth).

“Preferred Stock” means, as applied to the Equity Interests of any Person, Equity Interests of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Priming Debt Transaction” has the meaning specified in Section 10.01(n).

“Priority Debt Basket” has the meaning specified in Section 7.02.

“Priority Debt Lien Basket” has the meaning specified in Section 7.01.

“Priority Indebtedness” means (a) any Indebtedness of the Company secured by any Lien (other than Escrow Liens and/or Liens permitted by any of clauses (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (l), (m), (n), (o), (q) and (s) of Section 7.01) and (b) any Indebtedness of a Restricted Subsidiary; provided that there shall be excluded from any calculation of Priority Indebtedness the (i) Indebtedness of any Restricted Subsidiary evidenced by (A) a Guarantee of the Indebtedness of the Company owing pursuant to this Agreement and (B) a Guarantee delivered by a Guarantor of other Indebtedness of the Company, (ii) obligations under or in respect of Qualified Securitization Financings or Receivables Facilities to the extent incurred or existing under Section 7.02(f), (iii) obligations (contingent or otherwise) existing or arising under any Swap Contract (for the avoidance of doubt, including any Permitted Convertible Indebtedness Hedging Agreement) and (iv) obligations of the Company or any Restricted Subsidiary to the Company or another Restricted Subsidiary.

“Proposed Modification” has the meaning specified in Section 1.13(g).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, the Company, each Borrower that is not an Excluded Subsidiary, and each Guarantor with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Company shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company); and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Reallocated General Basket Amount” shall mean the aggregate amount of unutilized Indebtedness incurrence capacity under Section 7.02(h) that the Company has elected to reallocate to the Cash-Capped Incremental Facility.

“Reallocated Restricted Payment Amount” shall mean the aggregate amount of unutilized Restricted Payments capacity under Section 7.06(i) and/or Section 7.06(j) that the Company has elected to reallocate to Section 7.02(p) and/or Section 7.03(r).

“Receivables Assets” shall mean (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” shall mean any arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking or condemnation proceeding relating to any asset of the Company or any Restricted Subsidiary.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Bank” means an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Equity Interest of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Equity Interest of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

“Replacement Assets” means (a) properties and assets (other than cash, Cash Equivalents, any Equity Interests or other security) that will be used in a Similar Business; and (b) Equity Interests of any Person that is engaged in a Similar Business and that will be merged or consolidated with or into the Company or one or more Restricted Subsidiary or that will become one or more Restricted Subsidiaries.

“Replacement Date” has the meaning specified in Section 3.03(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Credit Loans, a Loan Notice, and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that any Defaulting Lender has failed to fund that have not been reallocated to and funded by another Revolving Credit Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for the purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolver Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(c), and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate Revolving Credit Commitment is $500,000,000.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Loans and the aggregate Outstanding Amount of such Lender’s participation in Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, (a) so long as any Revolving Credit Commitment is in effect, any Lender that has a Revolving Credit Commitment at such time or (b) if the Revolving Credit Commitments have terminated or expired, any Lender that has a Revolving Credit Loan or a participation in Swing Line Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrowers in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-2.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority, the Australian government or other relevant sanctions authority with jurisdiction over any Lender, the Company or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between or among any Borrower and/or any (or one or more) Subsidiary of a Borrower and any Cash Management Bank (except to the extent that such Cash Management Agreement expressly provides that it is not a Secured Cash Management Agreement).

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between or among any Borrower and/or any (or one or more) Subsidiary of a Borrower and any Hedge Bank (except to the extent that such Swap Contract expressly provides that it is not a Secured Hedge Agreement).

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the PLOC Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Secured Performance Letter of Credit” means any Performance Letter of Credit specifically designated to the Administrative Agent in writing by the Company and the relevant PLOC Bank as a “Secured Performance Letter of Credit” that is permitted to be secured by a Lien on Collateral under the Loan Documents pursuant to Section 7.01(q) that is issued by a PLOC Bank for the account of any Borrower, any (or one or more) Subsidiary or Subsidiaries of a Borrower and/or any (or one or more) Joint Venture or Joint Ventures in which a Borrower or a Subsidiary is a venture partner.

“Securitization Asset” means (i) any accounts receivable, loan receivables, related assets and the proceeds thereof and (ii) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of its Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets or Receivables Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Restricted Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security and Pledge Agreement” means that certain Security and Pledge Agreement dated as of the Closing Date by the Borrowers and the Guarantors to the Administrative Agent for the benefit of the Secured Parties, as supplemented or joined from time to time by the execution and delivery of supplements and joinders as provided therein or as otherwise reasonably acceptable to the Administrative Agent.

“Significant Subsidiary” means any direct or indirect wholly-owned domestic Restricted Subsidiary of the Company (other than an Excluded Subsidiary) that, individually (without consolidation with the Company or any of its other Subsidiaries) has assets with a book value that totals 5% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a); provided that if the aggregate book value of all assets of the Company and all Significant Subsidiaries constitutes less than 75% of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a), then in such case the Company shall identify additional wholly-owned domestic Restricted Subsidiaries to constitute Significant Subsidiaries such that the foregoing 75% aggregation test is satisfied (or, if such 75% test cannot be satisfied with all wholly-owned domestic Restricted Subsidiaries other than Excluded Subsidiaries, then all wholly-owned domestic Restricted Subsidiaries other than Excluded Subsidiaries of the Company shall become “Significant Subsidiaries”); provided further that in no event shall any Excluded Subsidiary be required to be a Guarantor.

“Similar Business” means (x) those lines of business or activities conducted by the Company and its Restricted Subsidiaries on Amendment No. 16 Effective Date, (y) any business that is a natural outgrowth or reasonable extension, development, expansion of any business or activities conducted by the Company and its Restricted Subsidiaries on the Amendment No. 16 Effective Date or (z) any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Administrator” means, as the case may be, (a) the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator with respect to SOFR at such time that is satisfactory to the Administrative Agent and/or (b) CME (or any successor administrator satisfactory to the Administrative Agent).

“SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SOFR Successor Rate” has the meaning set forth in Section 3.03(b).

“Solvent” and “Solvency” mean, on any date of determination, that on such date (a) the amount of the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of the Company and its Subsidiaries on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the property (on a going concern basis) of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of such date for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.

“Specified Acquisition” has the meaning specified in Section 7.11(b).

“Specified Default” shall mean, solely with respect to any Borrower or Guarantor, an Event of Default arising under either or both of Sections 8.01(a) or 8.01(f).

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to any “keepwell, support or other agreement”).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Company, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Company or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, and in each case, in excess of $20,000,000 per such transaction (or series of related transactions), or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility without any adjustment to the commitments thereunder), Restricted Payment or other event that by the terms of this Agreement requires a test to be calculated for “pro forma compliance” or on a “pro forma basis” or after giving “pro forma effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any of its Restricted Subsidiaries which the Company has determined in good faith to be customary in a Securitization Facility or a Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled (as determined in accordance with GAAP), or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, Permitted Convertible Indebtedness Hedging Agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Arrangement” means any tax arrangement or structure among the Company and its Restricted Subsidiaries that:

(a)            is entered into or created pursuant to advice from any of Ernst & Young, KPMG, PricewaterhouseCoopers, Deloitte Touche Tohmatsu, their respective Affiliates or any other nationally recognized tax advisory firm and a copy of such advice is either delivered or made available to the Administrative Agent and the Lenders;

(b)            requires that one or more Restricted Subsidiaries (but not the Company) directly incur Indebtedness;

(c)            is intended to enable the Company and/or its Restricted Subsidiaries to realize tax savings in connection with (i) repatriation of cash at lower tax rates than would be the case absent such tax arrangement or structure or (ii) qualifying for tax credits, tax deductions or other tax incentives greater than the cost of structuring and implementing such tax arrangement or structure, provided that, for the avoidance of doubt, any interest deduction on such Indebtedness shall not be considered as a tax credit, tax deduction or other tax incentive; and

(d)           complies with applicable Laws and regulations.

“Tax Arrangement Priority Indebtedness” means Priority Indebtedness incurred by a Restricted Subsidiary of the Company pursuant to a Tax Arrangement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case;

provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date” has the meaning set forth in Section 3.03(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Threshold Amount” means the greater of (a) $375,000,000 and (b) 25% of LTM EBITDA.

“Total Credit Exposure” means, as to any Lender at any time, the aggregate amount of the Total Revolving Credit Exposure of such Lender.

“Total Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the unused Revolving Credit Commitments and the Revolving Credit Exposure of such Revolving Credit Lender at such time.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and Swing Line Loans under the Revolving Credit Facility.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“Unreleased Guarantees” means the Guarantee by the Company under the Guaranty or other Loan Documents with respect to (a) obligations owing by any Subsidiary of the Company under any Secured Hedge Agreement, Secured Cash Management Agreement or Secured Performance Letter of Credit, (b) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations and (c) Obligations owing by any Borrower other than the Company.

“Unrestricted Subsidiary” means any Subsidiary designated by the Company as an Unrestricted Subsidiary in accordance with Section 2.14(a) (until such time, if ever, that such Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 2.14(b)). As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03          Accounting Terms.

(a)            Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) calculations shall be made without giving effect to Accounting Standards Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification.

(b)            Changes in GAAP. If at any time any change in GAAP (including the adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or Restricted Subsidiaries or to the determination of any amount for the Company and its Subsidiaries or Restricted Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)            Pro Forma Calculations.

(i)            For purposes of calculating Consolidated EBITDA (including, for the avoidance of doubt, LTM EBITDA), the Consolidated Leverage Ratio and the Consolidated First Lien Leverage Ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (A) during the period in respect of which such calculations are required to be made or (B) subsequent to such period and prior to or simultaneously with the event for which the calculation of any such ratio is made on a pro forma basis (in the case of this clause (B), solely with respect to determining pro forma compliance for such event, and not for other purposes (including pricing)) shall be given pro forma effect in calculating such ratios assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in either of the foregoing attributable to any Specified Transaction) had occurred on the first day of the period in respect of which such calculations are required to be made. If since the beginning of any applicable period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03(d), then Consolidated EBITDA, the Consolidated Leverage Ratio and the Consolidated First Lien Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.03(d).

(ii)            Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and in a manner reasonably acceptable to the Administrative Agent, subject, in the case of any Permitted Acquisition, to the Administrative Agent’s receipt of (x) the most recent financial statements with respect to the acquired Person or business prepared by such acquired Person or the seller thereof and (y) to the extent available, the most recent audited and interim unaudited financial statements with respect to the acquired Person.

(iii)            For the avoidance of doubt, in the event any transaction is to be taken prior to the delivery of financial statements and a Compliance Certificate for the fiscal quarter ending June 30, 2026 that requires pro forma compliance with the Consolidated Leverage Ratio set forth in Section 7.11, such pro forma compliance will be required to be satisfied assuming that Section 7.11 was required to be satisfied as of the last day of the fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 6.01 of the Existing Credit Agreement for the fiscal quarter ended March 31, 2026.

1.04          Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II and IX) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.05, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.06          [Reserved].

1.07          [Reserved].

1.08          Times of Day; Timing of Payment and Performance. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

1.09          [Reserved].

1.10          Guaranteed Amounts. For purposes of this Agreement and the other Loan Documents, the amount of any Guarantee or other contingent liability, to the extent constituting Indebtedness or an Investment shall be (i) determined in accordance with GAAP, in the case of any such Guarantee or other contingent liability related to Indebtedness or other obligations of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) in connection with projects of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) and (ii) deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person or entity in good faith, in the case of any such Guarantee or other contingent liability not described in clause (i) of this paragraph. For the avoidance of doubt, the stated or determinable amount of any undrawn revolving facility shall be zero.

1.11          Limited Condition Transactions and Other Calculations.

(a)            In connection with any action being taken in connection with a Limited Condition Transaction (including any acquisitions, Investments, incurrence of Indebtedness and the use of proceeds thereof, Restricted Payments, Liens or Dispositions in connection therewith), for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of any leverage ratio or other financial test (including the financial covenant contained in Section 7.11);

(ii)           determining compliance with representations, warranties, or the absence of a Default or Event of Default;

(iii)          testing availability under baskets set forth in this Agreement (including, without limitation, the Cumulative Available Amount and the baskets measured as a percentage of Consolidated Net Worth, total assets or Consolidated EBITDA (including LTM EBITDA)); or

(iv)          otherwise determining other compliance with the Loan Documents;

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (i) in the case of a Limited Condition Acquisition, the date of the definitive agreements (or other relevant documentation) for such Limited Condition Acquisition are entered into (or, in the case of a tender document, becomes effective) or solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction, (ii) in the case of any redemption, repayment, defeasance, satisfaction and discharge or repurchase or Indebtedness requiring irrevocable advance notice or any irrevocable offer, the date of such irrevocable advance notice or irrevocable offer, (iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of, the Company, the date of such declaration, irrevocable advance notice or irrevocable offer and (iv) in the case of any Disposition, the date that the definitive agreement (or other relevant definitive documentation) for such Disposition is entered into (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and any action to be taken in connection therewith (including any acquisitions, Investments, incurrence of Indebtedness and the use of proceeds thereof, Restricted Payments, Liens or Dispositions) and any related pro forma adjustments as if they had occurred at the beginning of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b) ended prior to the LCT Test Date, the Company or its Restricted Subsidiaries could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket (and any related requirements and conditions), calculated on a pro forma basis, then such test, ratio or basket (and any related requirements and conditions) shall be deemed to have been complied with; provided that nothing in this Section 1.11 shall limit any requirements with respect to the absence of a Specified Default at the time of consummation thereof (to the extent otherwise expressly required under this Agreement); provided further that that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such test, ratio or basket (and any related requirements and conditions) on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such test, ratio or basket (and any related requirements and conditions), (b) except as contemplated in the foregoing clause (a) and in the immediately preceding proviso, compliance with such test, ratio or basket (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any action taken in connection therewith and (c) Consolidated Interest Charges will be calculated using an assumed interest rate as reasonably determined by the Company.

After the Company has made an LCT Election:

1.	if any of the tests, ratios or baskets (and any related requirements and conditions) for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket (and any related requirements and conditions), including due to fluctuations in Consolidated EBITDA (including LTM EBITDA), Consolidated Net Worth or other item or metric of the Company and its Restricted Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios (and any related requirements and conditions) will be deemed not to have been exceeded or failed to have been complied with (and no Default or Event of Default shall be deemed to have occurred due to failure to comply); provided that if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized;

2.	any change to the applicable exchange rate utilized in calculating compliance with any provision of this Agreement, at any time from and after the LCT Test Date to the date of consummation of such Limited Condition Transaction and any action taken in connection therewith will not be taken into account for purposes of determining (x) whether any Indebtedness or Lien that is being incurred in connection with such Limited Condition Transaction and the actions taken in connection therewith is permitted or (y) compliance with any other provision of the Loan Documents;

3.	for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties) in connection with such Limited Condition Transaction and any action taken in connection therewith are true and correct, such condition shall be deemed satisfied so long as such representation and warranties, as applicable, are true and correct in all material respects on the LCT Test Date; and

4.	if the Company has made an LCT Election for any Limited Condition Transaction, then, without limiting clause (b) of the final proviso of the immediately preceding paragraph, in connection with any calculation of any test, ratio or basket availability (other than the definition of “Applicable Rate”) in connection with any action or transaction unrelated to such Limited Condition Transaction on or following the relevant LCT Test Date (and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, arrangement or announcement for such Limited Condition Transaction is terminated or expires without the consummation of such Limited Condition Transaction), any such test, ratio, basket or amount shall be tested by calculating the availability under such test, ratio or basket on a pro forma basis assuming (i) such Limited Condition Transaction and other transactions in connection therewith have been consummated (including any incurrence or discharge of Indebtedness and any associated Lien and the use of proceeds thereof) and (ii) such Limited Condition Transaction and other transactions in connection therewith have not been consummated (including any incurrence or discharge of Indebtedness and any associated Lien and the use of proceeds thereof).

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the LCT Test Date; provided that nothing in this Section 1.11 shall limit any requirements with respect to the absence of a Specified Default at the time of consummation thereof (to the extent otherwise expressly required under this Agreement). If the Borrower has exercised its option under this Section 1.11 and any Event of Default or Default occurs following the LCT Test Date and prior to the consummation of the applicable transaction, any such Event of Default or Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder, subject to the proviso in the immediately preceding sentence.

(b)            Notwithstanding anything to the contrary in this Agreement, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does not require compliance with a financial ratio or test (including any Consolidated First Lien Leverage Ratio or Consolidated Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does require compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such incurrence and (y) the entire transaction (or series of related transactions) shall be calculated on a pro forma basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions or other retirements of Indebtedness). Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Restricted Payments and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount.

1.12          Interest Rates. The Administrative Agent does not warrant, nor accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any SOFR Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any SOFR Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Company or any Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any SOFR Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any other Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.13          Existing Credit Agreement Provisions.

(a)            If any defined term, section or other provision in this Agreement is defined by, or incorporated by reference to, the Existing Credit Agreement (each an “Existing Credit Agreement Provision”) and (i) the Existing Credit Agreement is amended after the Closing Date in a manner that changes an Existing Credit Agreement Provision, or (ii) a waiver or consent of or with respect to, or that has the impact of affecting or altering, an Existing Credit Agreement Provision, then in any such case in (i) or (ii) above, the places in this Agreement where a defined term, covenant or other provision is determined by reference to an Existing Credit Agreement Provision, shall remain determined as in effect immediately prior to such amendment, waiver or consent (and without giving effect thereto) unless and until the Company and the Required Lenders approve in writing an amendment to, or a waiver or consent with respect to, this Agreement to conform to the applicable amendment, waiver or consent (or otherwise as the Company and the Required Lenders may otherwise expressly agree in writing), in each case making reference to this Section 1.13(a).

(b)            If the Existing Credit Agreement is replaced from time to time after the Closing Date, then the places in this Agreement where a defined term, covenant or other provision is determined by reference to an Existing Credit Agreement Provision shall remain determined as in effect immediately prior to such replacement unless and until the Company and the Required Lenders approve in writing amendments to this Agreement to conform the applicable provisions to the replacement agreement (or otherwise as the Company and the Required Lenders may otherwise expressly agree in writing), in each case making reference to this Section 1.13(b).

(c)            If the Existing Credit Agreement is terminated after the Closing Date without a replacement therefor, then the places in this Agreement where a defined term, covenant or other provision is determined by reference to an Existing Credit Agreement Provision shall remain determined as in effect immediately prior to such termination unless and until the Company and the Required Lenders approve in writing amendments to this Agreement to adjust any such Existing Credit Agreement Provision for use in this Agreement, in each case making reference to this Section 1.13(c).

(d)            If the Company and the Required Lenders approve in writing amendments to this Agreement in accordance with any of Section 1.13(a), (b) or (c) above, such amendments shall automatically be deemed incorporated into this Agreement without the need for further action; provided that no such amendments shall modify the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent.

(e)            In the event any amendment, waiver or consent hereunder provided in the preceding clauses (a) through (d) would otherwise require the approval of a Lender or Lenders other than the Required Lenders, such approval in this Section 1.13 shall be deemed to require the appropriate approval in lieu of the Required Lenders.

(f)            For the avoidance of doubt, to the extent any definition or section of the Existing Credit Agreement is incorporated herein by reference, any constituent definitions incorporated in such definition or Section shall, unless otherwise defined in this Agreement, also be defined as set forth in the Existing Credit Agreement on the Closing Date, or as amended or replaced in accordance with the foregoing provisions of this Section 1.13.

(g)            Notwithstanding anything to the contrary contained herein, the Company may request in writing a modification, waiver, restatement, or approval with respect to any provisions of this Agreement or any other Loan Documents (which may include a written waiver of an existing or actual or potential Default or Event of Default that is intended to be eliminated by such request) (each of such actions, a “Proposed Modification”). Any such Proposed Modification shall not be effective unless approved or Deemed Approved (as hereinafter defined) by the Required Lenders (including any combination of approval and Deemed Approval (as hereinafter defined) by the Required Lenders) (except to the extent that the approval of all Lenders or the approval of all Lenders directly and adversely affected is required for such change pursuant to the terms of this Agreement or the other Loan Documents, in which case such Proposed Modification shall not be effective unless approved or Deemed Approved by all Lenders or, as applicable, all of the Lenders directly and adversely affected thereby (including any combination of approval and Deemed Approval by such Lenders)). For the purposes of this subsection (g), “Deemed Approved” or “Deemed Approval”, as the context requires, shall mean the automatic approval of any Proposed Modification by a Lender without any further action if: (x) such Lender or an affiliate of such Lender is also a “Lender” as defined in the Existing Credit Agreement, (y) the Existing Credit Agreement contains an identical provision to this Agreement (including any Existing Credit Agreement Provision) or the other Loan Documents for which the Company has made a Proposed Modification, and (z) such Lender or its affiliate, as “Lender” under the Existing Credit Agreement, approved a modification of the Existing Credit Agreement that is identical to the Proposed Modification that the Company seeks with respect to this Agreement and/or the other Loan Documents. To the extent that any Proposed Modification is Deemed Approved by Lenders constituting the Required Lenders (or, as applicable, all Lenders or all of the Lenders directly and adversely affected), then the Proposed Modification shall become effective on the earliest date upon which all of the following have occurred: (i) the modification to the Existing Credit Agreement corresponding to the Proposed Modification has become effective; and (ii) Administrative Agent shall have received written notification from the Company that a modification to the Existing Credit Agreement has occurred which is identical to the modification to this Agreement and/or the other Loan Documents sought by the Proposed Modification together with copies of such modifications to the Existing Credit Agreement. If requested by the Company or Administrative Agent, the Company, Administrative Agent and/or each approving Lender (including any Lender for which a Proposed Modification was Deemed Approved) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under this Agreement and/or the other Loan Documents, or such other documentation as Administrative Agent shall reasonably require, to memorialize the approval of the Proposed Modification.

ARTICLE II
the COMMITMENTS and Credit Extensions

2.01          The Loans.

(a)            [Reserved.]

(b)            [Reserved.]

(c)            The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans, Daily SOFR Loans, or Term SOFR Loans, as further provided herein.

(d)            [Reserved.]

(e)            [Reserved.]

2.02          Borrowings, Conversions and Continuations of Loans.

(a)            Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (i) telephone, or (ii) a Loan Notice; provided that any telephone notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, (B) on the requested date of any Borrowing of Base Rate Loans or conversion of Base Rate Loans to Daily SOFR Loans, and (C) on the requested date of any Borrowing of Daily SOFR Loans or conversion of Daily SOFR Loans to Base Rate Loans; provided, however, that if the Company wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation of Term SOFR Loans, the Administrative Agent shall notify the Company (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans or Daily SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (1) whether the Company is requesting a Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, (5) if applicable, the duration of the Interest Period with respect thereto, and (6) if applicable, the Designated Borrower. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then such Loans shall be made as, or converted to, Daily SOFR Loans. Any such automatic conversion to Daily SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loan. If the Company requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan or a Daily SOFR Loan.

(b)            Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Daily SOFR Loans as described in the preceding subsection. Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c)            Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of a Default, no Loans may (x) be requested as or converted to Daily SOFR Loans or (y) requested as, converted to or continued as Term SOFR Loans, in each case without the consent of the Required Lenders.

(d)            The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Revolving Credit Facility.

(f)            With respect to Daily SOFR, SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes (subject to the Company’s consultation rights specified in the definition thereof) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

(g)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Lender.

2.03          [Reserved].

2.04          Swing Line Loans.

(a)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swing Line Loan”) to a Borrower from time to time on any Business Day during the Availability Period for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) such Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, a Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)            Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower.

(c)            Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)            If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)            Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of such Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)            Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall, severally but not jointly, pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)            Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)             Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05          Prepayments.

(a)            Optional.

(i)            Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Credit Loans made to such Borrower, in whole or in part, without premium or penalty; provided that (A) such notice shall be substantially in the form of Exhibit I or such other form as may be reasonably acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Term SOFR Loans, or (2) on the date of prepayment of Base Rate Loans or Daily SOFR Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans or Daily SOFR Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Revolving Credit Facility). If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Credit Facilities. Notwithstanding the foregoing, if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a new debt or equity financing that would result in the repayment of all Obligations in connection therewith, the termination of the Loans and Commitments under this Agreement and the release or termination of all Liens securing the Obligations hereunder (a “New Financing”), such notice of prepayment may be revoked or delayed if such New Financing is not consummated on the date specified in such notice; provided that Section 3.05 shall apply to any such revocation or delay.

(ii)            The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)            Mandatory.

(i)            If the Administrative Agent notifies the Company at any time that the Total Revolving Credit Outstandings at such time exceed an amount equal to 105% of the Aggregate Revolving Credit Commitments then in effect, then, within five Business Days after receipt of such notice, the Company shall prepay Revolving Credit Loans and/or Swing Line Loans under the Revolving Credit Facility in an aggregate amount sufficient to reduce the Total Revolving Credit Outstandings as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Credit Commitments then in effect.

(ii)            Except as otherwise provided in Section 2.18, prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the Swing Line Loans, and second, shall be applied ratably to the outstanding Revolving Credit Loans.

2.06          Termination or Reduction of Commitments.

(a)            Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility or the Swing Line Sublimit or from time to time permanently reduce the Revolving Credit Facility or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (B) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit, and (iv) if, after giving effect to any reduction or termination of the Aggregate Revolving Credit Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction provided in this Section. Any reduction of any Commitments hereunder shall be applied to the applicable Commitment of each applicable Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of any applicable Facility or Commitments shall be paid on the effective date of such termination. Notwithstanding the foregoing, if any such notice of complete termination indicates that such termination is to be funded with the proceeds of a New Financing, such notice of complete termination may be revoked or delayed if such New Financing is not consummated on the date specified in such notice.

2.07          Repayment of Loans.

(a)            Revolving Credit Loans. Each Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all the Revolving Credit Loans made to such Borrower outstanding on such date.

(b)            Swing Line Loans. The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08          Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for the Revolving Credit Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility; (iii) each Daily SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily SOFR plus the Applicable Rate for the Revolving Credit Facility; and (iv) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)            (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09          Fees.

(a)            Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Revolver Commitment Fee”) in Dollars equal to the Applicable Rate with respect to the “Revolver Commitment Fee” (as specified in the definition of “Applicable Rate”) times the actual daily amount by which the Revolving Credit Facility exceeds the sum of the Outstanding Amount of Revolving Credit Loans, subject to adjustment as provided in Section 2.18. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Credit Commitments for purposes of determining the Revolver Commitment Fee. The Revolver Commitment Fee shall accrue at all times during the Availability Period for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The Revolver Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Other Fees. The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10          Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)            All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans and Daily SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Company’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11          Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to or for the account of the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12          Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            (i)           Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by or on behalf of the applicable Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or a Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13          Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution and amounts paid in connection with or after giving effect to the third-to-last paragraph of Section 10.01), (B) the application of Cash Collateral provided for in Section 2.17, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Swing Line Loans to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers and Loan Parties rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrowers and Loan Parties in the amount of such participation.

2.14          Designation of Unrestricted and Restricted Subsidiaries.

(a)            At any time after the Closing Date and upon written notice to the Administrative Agent, the Company may designate any Restricted Subsidiary of the Company (along with all Subsidiaries of such Restricted Subsidiary) as an “Unrestricted Subsidiary”; provided that (i) both before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenant in Section 7.11 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01, (iii) once designated as an Unrestricted Subsidiary, the Company may re-designate such Subsidiary as a “Restricted Subsidiary” pursuant to Section 2.14(b), but, thereafter, the Company shall not re-designate such Subsidiary as an “Unrestricted Subsidiary” pursuant to this Section 2.14(a) (iv) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary (A) if it is a “Restricted Subsidiary” for the purpose of the indenture governing the 2033 Notes or any other Indebtedness of the Company or any other Loan Party in a stated principal amount in excess of the Threshold Amount (including the Existing Credit Agreement) or (B) unless each of its direct and indirect Subsidiaries is also designated an Unrestricted Subsidiary pursuant to this Section 2.14(a) and (v) the Company and its Restricted Subsidiaries shall not transfer any intellectual property that is material to the continued operations of the Company and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary or allow any Restricted Subsidiary that owns any such intellectual property to be designated as an Unrestricted Subsidiary (without regard to whether the Company or any Restricted Subsidiary has the right to continue to utilize any such intellectual property after such transfer). The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Company or a Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the Company’s or its Restricted Subsidiary’s (as applicable) investment therein and such Investment must at such time be permitted under Section 7.03(j).

(b)            At any time after the Closing Date and upon written notice to the Administrative Agent, the Company may re-designate any Unrestricted Subsidiary as a “Restricted Subsidiary”; provided that (i) no Subsidiary holding or owning Equity Interests in such re-designated Restricted Subsidiary shall be an Unrestricted Subsidiary (unless also being re-designated at such time), (ii) both before and after giving effect to such designation, no Event of Default shall have occurred and be continuing, (iii) after giving effect to such designation, the Company and its Restricted Subsidiaries shall be in pro forma compliance with each of the covenants in Section 7.11 as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01and (iv) no Subsidiary may be re-designated as a Restricted Subsidiary if it is not also re-designated as a “Restricted Subsidiary” for the purpose of the indenture governing the 2033 Notes or any other Indebtedness of the Company or any other Loan Party in a stated principal amount in excess of the Threshold Amount (including the Existing Credit Agreement). The re-designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such re-designated Restricted Subsidiary existing at such time and (ii) a return on any Investment by the Company or other applicable Restricted Subsidiary in such re-designated Restricted Subsidiary in an amount equal to the fair market value at the date of such designation of the Company’s or its Restricted Subsidiary’s (as applicable) Investment in such re-designated Restricted Subsidiary.

(c)            Any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary shall be deemed a representation and warranty by the Company that each of the requirements in Section 2.14(a) or Section 2.14(b), as applicable, are satisfied in all respects.

2.15          Designated Borrowers.

(a)            As of the Closing Date there are no Domestic Subsidiaries of the Company that are Designated Borrowers.

(b)            The Company may at any time after the Closing Date, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Restricted Subsidiary of the Company that is a Domestic Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Credit Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Credit Facility, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion (or as may be reasonably required by any Revolving Credit Lender to allow it to comply with the Act and/or the Beneficial Ownership Regulation with respect to such Applicant Borrower), and Notes signed by such new Borrowers to the extent any Revolving Credit Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Revolving Credit Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion).

(c)            The Company shall be liable for all Obligations of the Designated Borrowers pursuant to the Guaranty. The Obligations of the Company and each Designated Borrower shall be joint and several in nature.

(d)            Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.15 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e)            The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.16          [Reserved.]

2.17          Cash Collateral.

(a)            If there shall exist a Defaulting Lender, the Company shall within one Business Day following any request by the Administrative Agent or the Swing Line Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv), any Cash Collateral provided by the Defaulting Lender and any repayment of outstanding Swing Line Loans) with respect to outstanding Swing Line Loans.

(b)            Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Swing Line Lender and the Lenders, and agrees to maintain, a first priority security interest (subject to Permitted Liens in favor of the depository institutions in which such Cash Collateral is held) in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Swing Line Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Company shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.04, 2.18 or 8.02 in respect of Swing Line Loans shall be held and applied to the satisfaction of the specific Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by repayment of Swing Line Loans or the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the Swing Line Lender that there exists excess Cash Collateral (after giving effect to any repayment of Swing Line Loans); provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the Swing Line Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders”, as applicable.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the other Lenders under the Revolving Credit Facility (including the Swing Line Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender under the Revolving Credit Facility (including the Swing Line Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders under the Revolving Credit Facility on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender under the applicable Facility until such time as all Loans and funded and unfunded participations in Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any Revolver Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            [Reserved].

(C)            With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Company shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) no Default shall have occurred and be continuing at the time such Lender becomes a Defaulting Lender and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the Swing Line Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)            Defaulting Lender Cure. If the Company, the Administrative Agent and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Swing Line Loans. So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01          Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the applicable Loan Party shall pay such additional amounts as are necessary so that after any such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the applicable Loan Party shall pay such additional amounts as are necessary so that after any such required withholding or the making of all such required deductions (including such deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.

(i)            Each of the Loan Parties shall, and does hereby, jointly and severally (other than any Loan Party that is a Foreign Holding Company or Foreign Subsidiary, whose indemnity under this Section 3.01(c) shall be several and not joint), indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally (other than any Loan Party that is a Foreign Holding Company or Foreign Subsidiary, whose indemnity under this Section 3.01(c) shall be several and not joint), indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)           Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Company shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Evidence of Payments. Upon request by the Company or the Administrative Agent, as the case may be, after any payment of Taxes by the Company or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Company shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirement for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-ECI, IRS Form W-8BEN-E or W-8BEN, as applicable, or any successor form, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, with respect to any Lender that is disregarded as separate from its owner for U.S. federal income tax purposes, any reference to Lender or Foreign Lender in this Section 3.01(e)(ii) shall be deemed to include such Lender’s or Foreign Lender’s, as applicable, regarded owner for U.S. federal income tax purposes.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)           Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02          Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to Daily SOFR or Term SOFR, or to determine or charge interest rates based upon Daily SOFR or Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or Daily SOFR Loans or to convert Base Rate Loans to Term SOFR Loans or Daily SOFR Loans shall be, in each case, suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, then the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans or Daily SOFR Loans, as applicable, or, if applicable, convert all Term SOFR Loans or Daily SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03          Inability to Determine Rates.

(a)            Generally. If in connection with any request for a Term SOFR Loan or a Daily SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or Daily SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no SOFR Successor Rate has been determined in accordance with Section 3.03(b) and the circumstances under clause (i) of Section 3.03(b) or the SOFR Scheduled Unavailability Date, has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or Daily SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or Daily SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Affected Facility Lenders with respect to a Facility determine that, for any reason, Term SOFR or Daily SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) under such Facility does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each applicable Lender.

Thereafter, (x) the obligation of the applicable Lenders under such Facility to make or maintain Term SOFR Loans or Daily SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans or Daily SOFR Loans, shall be suspended (in each case to the extent of the impacted Loans or Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Affected Facility Lenders described in clause (ii) of the preceding paragraph of this Section 3.03(a) with respect to any Facility, until the Administrative Agent upon instruction of the Required Affected Lenders with respect to such Facility) revokes such notice.

Upon receipt of such notice, (i) the applicable Borrower may revoke any pending request for a Borrowing or continuation of, or conversion to, Term SOFR Loans or Daily SOFR Loans, in each case to the extent of the affected Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) (A) any outstanding Daily SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately and (B) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective Interest Period.

(b)           Replacement of Term SOFR, Daily SOFR or SOFR Successor Rate with respect to Dollar Denominated Loans. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Affected Facility Lenders with respect to any Facility notify the Administrative Agent (with, in the case of the Required Affected Facility Lenders, a copy to the Company) that the Company or the Required Affected Facility Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining (x) SOFR because SOFR is not available or published on a current basis or (y) one-month, three-month and six-month Interest Periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)           the SOFR Administrator or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of SOFR or Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR or one-month, three-month and six-month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar-denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide SOFR or such representative interest periods of Term SOFR after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the SOFR Successor Rate then in effect, then in each case, (x) if Daily SOFR is then available (as reasonably determined by the Administrative Agent), then, with respect to Term SOFR or the Term SOFR Screen Rate, on a date and time determined by the Administrative Agent (in consultation with the Company) (any such date with respect to a Facility, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with respect to the applicable Facility with Daily SOFR, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) otherwise, the Administrative Agent and the Company may amend this Agreement and the other Loan Documents solely for the purpose of replacing SOFR for Dollars or any then current SOFR Successor Rate in accordance with this Section 3.03(b) (at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with respect to Term SOFR), with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar-denominated credit facilities syndicated and agented in the United States for such benchmark (and any such proposed rate or Daily SOFR in the case of clause (x) above, including for the avoidance of doubt, any adjustment thereto, a “SOFR Successor Rate”). For the avoidance of doubt, any such proposed rate and adjustments shall constitute a SOFR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders under the relevant Facility and the Company unless, prior to such time, Lenders under such Facility comprising the Required Affected Facility Lenders for such Facility have delivered to the Administrative Agent written notice that such Required Affected Facility Lenders object to such amendment.

If the SOFR Successor Rate is Daily SOFR, all interest payments will be payable on a monthly basis.

(c)           SOFR Successor Rate Generally.

(i)            The Administrative Agent will promptly (in one or more notices) notify the Company and each applicable Lender of the implementation of any SOFR Successor Rate.

(ii)           Any SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(iii)          Notwithstanding anything else herein, if at any time any SOFR Successor Rate as so determined would otherwise be less than 0%, the SOFR Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

(iv)          In connection with the implementation of a SOFR Successor Rate, the Administrative Agent will have the right to make Conforming Changes (subject to the Company’s consultation rights specified in the definition thereof) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes (subject to the Company’s consultation rights specified in the definition thereof) will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the applicable Lenders reasonably promptly after such amendment becomes effective.

3.04         Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement, Daily SOFR Loans made by such Lender or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered; provided that the Company shall not be treated less favorably with respect to such amounts than how other similarly situated borrowers of such Lender are generally treated (it being understood that this provision shall not be construed to obligate any Lender to make available any information that, in its sole discretion, it deems confidential).

(b)           Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of any Interest Period, if applicable, for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c)           any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

excluding any loss of anticipated profits but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term SOFR Loan made by it at Term SOFR for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Term SOFR Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of any Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) any Lender provides a notice under Section 3.02, the Company has made a request (and such Lender has been afforded a reasonable opportunity to comply with such request) that such Lender designate a different Lending Office pursuant to Section 3.06(a) and fails (or is not able) to do so, and the situation giving rise to such notice under Section 3.02 does not affect Lenders under the applicable Facility comprising Required Affected Facility Lenders with respect to such Facility, or (iii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then in any such case the Company may replace such Lender in accordance with Section 10.13.

3.07         Survival. All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01         Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            counterparts of this Agreement, the Guaranty, the Security and Pledge Agreement and the Existing Credit Agreement Intercreditor Agreement executed by each Person a party thereto;

(ii)           a Note executed by the applicable Borrowers in favor of each Lender requesting a Note;

(iii)          such customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower or Guarantor is a party or is to be a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Borrower and each Guarantor is duly organized or formed, and that each Borrower and each Guarantor is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           customary opinions of Hogan Lovells US LLP, in each case counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date;

(vi)          a certificate signed by a Responsible Officer of the Company certifying that (A) the conditions specified in Section 4.02(a) and 4.02(b) have been satisfied, (B) the Company is in pro forma compliance with the financial covenant set forth in Section 7.11 of the Credit Agreement as of the last day of the fiscal quarter ended March 31, 2026 and (C) the Company and its Subsidiaries, on a consolidated basis, are Solvent;

(vii)         copies of the audited financial statements of the Company and its Subsidiaries for the fiscal year ended September 30, 2025 and the unaudited financial statements of the Company and its Subsidiaries for the fiscal quarter ended March 31, 2026; and

(viii)        a Request for Credit Extension in accordance with the requirements hereof (with a copy to the Swing Line Lender, if applicable), along with a customary flow of funds statement executed by the Company with respect to all Loans to be advanced (if any) and other transactions to occur on the Closing Date.

(b)            The Collateral and Guarantee Requirement (other than in accordance with Section 6.17 and Schedule 6.17) shall have been satisfied and the Collateral shall be subject to no Liens other than Permitted Liens;

(c)            At least two (2) days prior to the Closing Date, the Company and each of the Loan Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information with respect to each Loan Party that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, or by any Lender’s internal policies;

(d)            Any fees required to be paid pursuant to this Agreement or the Fee Letter shall have been paid; and

(e)            Unless waived by the Administrative Agent, all reasonable and documented out-of-pocket expenses required to be paid on or before the Closing Date shall have been paid (to the extent invoiced at least three Business Days (or such shorter period as the Company may agree) prior to the Closing Date (provided that any such invoice shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent)).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)            The representations and warranties of each Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively;

(b)            No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)            The Administrative Agent and, if applicable, the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; and

(d)            If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.15 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in the cases of clause (b) and (c) as could not reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) such approvals, consents, exemptions, authorizations, actions, notices and filings that either have been duly obtained, taken, given or made and are in full force and effect or the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect, (iii) [reserved], (iv) such approvals, consents, exemptions, authorizations or other actions, notices or filings (A) in connection with the enforcement of the Loan Documents or (B) the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (v) except that in case of court proceedings in a Luxembourg court, or presentation of the Agreement or any other Loan Document to an official authority (autorité constituée) in Luxembourg, such court or autorité constituée may require registration of the Agreement or any other Loan Document or any agreements referred to therein, in which case such agreements will be subject to registration duties.

5.04         Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05         Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness of the Company and its Subsidiaries as of the date thereof to the extent required to be reflected on the Audited Financial Statements in accordance with GAAP or identified in the footnotes thereto.

(b)            The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 31, 2026, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)            Since September 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)            The consolidated forecasted balance sheet, statements of income and cash flows of the Company and its Subsidiaries delivered pursuant to Section 4.01 (if any) or Section 6.01(d) were prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made and at the time delivered hereunder (it being understood by the Lenders that the such forecasts are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control; that such forecasts, by their nature, are inherently uncertain and no assurances are being given that the results reflected in such forecasts will be achieved; and that actual results may differ from such forecasts, and such differences may be material).

5.06         Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Company after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect the validity or enforceability of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except any Disclosed Litigation, either individually or in the aggregate that could reasonably be expected to have a Material Adverse Effect.

5.07         No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08         Ownership of Property; Liens.

(a)            Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09         Environmental Compliance. Except as specifically disclosed in Schedule 5.09, there is no known violation of existing Environmental Laws by the Company or any of its Restricted Subsidiaries or any of their respective owned or leased real properties, and any existing claims alleging such potential liability or alleged violations thereof, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding any other representation and warranty herein, this is the only representation and warranty with respect to Environmental Laws.

5.10         Insurance. The properties of the Company and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Restricted Subsidiary operates; provided that the foregoing provisions of this Section 5.10 shall not restrict the ability of the Company or its Restricted Subsidiaries to use either commercially reasonable self-insurance or insurance through “captive” insurance Subsidiaries.

5.11         Taxes. The Company and each of its Restricted Subsidiaries have filed all Federal, state, material foreign and other material tax returns required to be filed, and have paid all Federal, state, material foreign and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or equivalent accounting standards in its country of organization and except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no tax assessment proposed in writing against the Company or any Restricted Subsidiary that is not being actively contested by the Company or such Restricted Subsidiary in good faith that would, if made, have a Material Adverse Effect.

5.12         ERISA Compliance.

(a)            Each Plan intended to qualify under Section 401(a) of the Code is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Company, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            The Company represents and warrants as of the Closing Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.13         Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, the Company has no Significant Subsidiaries (without giving effect to the aggregate financial tests set forth in clauses (x) or (y) of the definition thereof) other than those specifically disclosed in Part (a) of Schedule 5.13, and as of the Closing Date all of the outstanding Equity Interests in such Significant Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent applicable) and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens. All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and non-assessable. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, and the address of its principal place of business.

5.14         Margin Regulations; Investment Company Act.

(a)            No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. The execution, delivery and performance of the Loan Documents by the Company and its Restricted Subsidiaries will not violate the Regulations U or X of the FRB.  After applying the proceeds of any Loan, margin stock does not exceed 25% of the value of the assets subject to this Agreement or any other Loan Document.

(b)            None of the Company, any Person Controlling the Company, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15         Disclosure. No report, financial statement, certificate or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, at the time furnished, contains any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information or other forward-looking information, the Borrowers representations are limited to those set forth in Section 5.05(d).

5.16         Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17         Intellectual Property; Licenses, Etc. The Company and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses, without conflict with the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Restricted Subsidiaries has been charged or, to the knowledge of the Company, threatened to be charged with any infringement of, nor has any of them infringed on, any unexpired trademark, patent, patent registration, copyright, copyright registration or other proprietary right of any person, except where the effect thereof individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18         Solvency. The Company is, on a consolidated basis with its Subsidiaries, Solvent.

5.19         Sanctions. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, (a) is an individual or entity that is currently a Person on the OFAC list of Specially Designated Nationals and Blocked Persons or otherwise a Person with whom transactions are prohibited under applicable Sanctions or (b) is organized or resident in any country, region or territory that, at the time of any making of this representation, is the target of comprehensive territorial Sanctions (including, as of the Closing Date, the Crimea, the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

5.20         Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in all material respects in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21         Collateral Documents. The provisions of the Collateral Documents shall be, upon the execution and delivery thereof, effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings which have been completed prior to the Closing Date or as are contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens in accordance with the requirements of the Collateral Documents.

5.22         Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.23         Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification (if any) is true and correct in all respects.

5.24         Covered Entities. No Loan Party is a Covered Entity.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations in respect of which no claim has been made), the Company and each other Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each of their respective Restricted Subsidiaries to:

6.01         Financial Statements. Subject to the last paragraph of Section 6.03, make available to the Administrative Agent (for further delivery by the Administrative Agent to each Lender):

(a)            as soon as available, but in any event within 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ending September 30, 2026), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (with the understanding that any of the so-called “Big Four” accounting firms shall be deemed to be a certified public accountant of nationally recognized standing), which report shall state that such consolidated financial statements fairly present in all material respects the financial position of the Company and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and shall not be subject to any “going concern” or like qualification or exception (other than such a qualification or exception that is (x) solely with respect to, or resulting solely from, the upcoming maturity date of any of the Loans hereunder being scheduled to occur within twelve months from the time such report is delivered or (y) with respect to, or resulting from, any potential inability to satisfy the covenants set forth in Section 7.11 hereof on a future date or in a future period) or qualified with respect to scope limitations imposed by the Company or with respect to accounting principles followed by the Company not being in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ending June 30, 2026), a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the Company’s chief financial officer, treasurer, senior vice president, corporate finance, or controller as fairly presenting in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the dates indicated and the consolidated results of their operations for the period indicated, subject only to normal year-end audit adjustments and audit changes;

(c)            in the event that any Unrestricted Subsidiaries exist as of the last day of the fiscal period for which such financial statements are being delivered, then simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, a summary statement, prepared in good faith by a Responsible Officer of the Company, reflecting adjustments necessary to eliminate the accounts of such Unrestricted Subsidiaries from such consolidated financial statements; and

(d)            as soon as available, but in any event no later than 90 days after the end of each fiscal year of the Company (commencing with the fiscal year ending September 30, 2026), an annual business plan and budget of the Company and its Restricted Subsidiaries on a consolidated basis, including forecasts prepared by management of the Company, in form consistent with past practice or otherwise in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Restricted Subsidiaries on an annual basis for the immediately following fiscal year (including the fiscal year in which the latest Maturity Date then in effect occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02         Certificates; Other Information. Subject to the last paragraph of Section 6.03, deliver to the Administrative Agent (for further delivery by the Administrative Agent to each Lender):

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2026), a duly completed Compliance Certificate signed by the chief financial officer, treasurer, senior vice president, corporate finance, or controller of the Company (i) containing a calculation of the Cumulative Available Amount and the amount thereof Not Otherwise Applied at such time; (ii) containing a listing of each Unrestricted Subsidiary designated as of the date thereof; (iii) stating that the Company was in compliance with the Collateral and Guarantee Requirement and Section 6.12 as of such date; (iv) stating that such officer has reviewed the terms of the Loan Documents and has made, or has caused to be made under his supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence of any Default or Event of Default during or at the end of such accounting period and that such officer does not have knowledge of the existence, as at the date of such certificate, of any Default or Event of Default, or, if he does have knowledge that a Default or an Event of Default existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking, or proposes to take with respect thereto; and (v) setting forth the calculations required to establish whether the Company was in compliance with the financial covenant set forth in Section 7.11 on the date of such financial statements;

(b)            upon the occurrence and during the continuance of an Event of Default, if requested by the Administrative Agent, copies of all final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Restricted Subsidiaries, or any audit of any of them;

(c)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)            promptly after the furnishing thereof, copies of any notice of default or similar event furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement in excess of the Threshold Amount (including the Existing Credit Agreement) and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)            not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement in excess of the Threshold Amount (including the Existing Credit Agreement) and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(f)            [reserved]; and

(g)            promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof (but in any event subject to the limitations set forth in Section 6.10 that would be applicable to the provision of such additional information), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such report is filed electronically with the SEC’s EDGAR system; provided that: the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, DebtDomain, IntraLinks, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03         Notices. Promptly notify the Administrative Agent (for further notification by Administrative Agent to Lenders) upon a Responsible Officer of any Loan Party obtaining knowledge of any of the following:

(a)            of the occurrence of any Default or Event of Default;

(b)            of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, in each case to the extent that such has resulted in or could reasonably be expected to result in a Material Adverse Effect, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) any portion of the Collateral is damaged or destroyed;

(c)            of the occurrence of any ERISA Event which has resulted or would reasonably be expected to result in a Material Adverse Effect;

(d)            of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof, including any determination by the Company referred to in Section 2.10(b); and

(e)            of any announcement by Moody’s or S&P of any change of any rating thereby of the Company.

Each notice pursuant to Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Notwithstanding anything to the contrary set forth herein, any notice, document, certificate or other information required to be delivered pursuant to Section 6.01, 6.02 or 6.03 shall be deemed to be delivered hereunder when such notice, document, certificate or information is delivered to Bank of America, N.A., as administrative agent under the Existing Credit Agreement (to the extent covered thereby).

6.04         Payment of Obligations. Pay and discharge prior to delinquency all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets the failure of which to pay could reasonably be expected to result in a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or equivalent accounting standards in its country of organization are being maintained by the Company or such Restricted Subsidiary.

6.05         Preservation of Existence, Etc. (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; provided, however , that the existence (corporate or otherwise) of any Restricted Subsidiary may be terminated if such termination is determined by the Company to be in its best interest and is not materially disadvantageous to the Lenders.

6.06         Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each of cases (a) and (b), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07         Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business (with regard to real property, in the geographic location where such real property is located), of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or lenders loss payee (in the case of property insurance), as applicable; provided that the foregoing provisions of this Section 6.07 shall not restrict the applicable Loan Party’s ability to (i) self-insure in commercially reasonable amounts or (ii) use commercially reasonable self-insurance through “captive” insurance Subsidiaries.

6.08         Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09         Books and Records. Maintain adequate books, records and account as may be required or necessary to permit the preparation of consolidated financial statements in accordance with sound business practices and GAAP or the equivalent international standards.

6.10         Inspection Rights. Permit any representative designated by the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at such reasonable times during normal business hours and, subject to the limitation below, as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections when an Event of Default exists, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 6.10 (and representatives of any Lender may accompany the Administrative Agent on any such visit at their own expense) and the Administrative Agent shall not exercise such rights more often than two times during any calendar year in the aggregate with any such exercise under the Existing Credit Agreement absent the existence of an Event of Default and only one such time shall be at the Company’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Agreement, none of the Borrower or the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information that is not reasonably related to the actual or projected financial results or results of operations of the Company and its Restricted Subsidiaries, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding, arm’s-length agreement with a third party or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

6.11         Use of Proceeds. Use the proceeds of the Revolving Loans for general corporate purposes of the Company and its Subsidiaries.

6.12         Collateral and Guarantee Requirement; Collateral Information.

(a)            If (i) any Significant Subsidiary is formed (including by a Division) or acquired after the Closing Date, with all calculations required to determine whether a Subsidiary is a Significant Subsidiary to be computed on a pro forma basis at such time, or (ii) any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, then in each such case within 60 days after such occurrence cause the Collateral and Guarantee Requirement to be satisfied.

(b)            If (i) any wholly-owned domestic Restricted Subsidiary of the Company (other than an Excluded Subsidiary) individually (and without giving effect to the 75% aggregate financial test set forth under the first proviso of the definition of “Significant Subsidiary”) meets the financial test set forth in the definition of “Significant Subsidiary” as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a), then within 60 days from the date financial statements are delivered pursuant to Section 6.01(a) with respect to the applicable fiscal year cause the Collateral and Guarantee Requirement to be satisfied or (ii) any wholly-owned domestic Restricted Subsidiaries of the Company (other than an Excluded Subsidiary) are required to become Guarantors based on the 75% aggregate financial test set forth in the first proviso in the definition of “Significant Subsidiary” as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01(a), then within 60 days from the date financial statements are delivered pursuant to Section 6.01(a) with respect to the applicable fiscal year, cause the Collateral and Guarantee Requirement to be satisfied.

(c)            If, after the Closing Date, any material assets are acquired by the Company or any other Loan Party or are held by any Subsidiary on or after the time it becomes a Loan Party pursuant to this Section 6.12 or the Collateral and Guarantee Requirement (other than (x) assets constituting Collateral under a Collateral Document that become subject to the Lien created by such Collateral Document upon acquisition thereof or (y) assets constituting Excluded Assets), notify the Administrative Agent thereof, and (upon request of the Administrative Agent for those assets and actions subject to such request pursuant to the Collateral and Guarantee Requirement), cause such assets to be subjected to a Lien securing the Obligations and take and cause the other Loan Parties to take, such actions to perfect such Liens, in each case, as and to the extent, but only to the extent that any such notice, pledge or other action or perfection are required pursuant to the Collateral and Guarantee Requirement or the Collateral Documents.

(d)            Furnish (or cause to be furnished) to the Administrative Agent promptly (and in any event not less than 10 days prior thereto, or such other period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of organization or formation of any Loan Party or in the form of its organization, or (iii) in any Loan Party’s organizational identification number or Federal taxpayer identification number.

The time periods required by any of the foregoing clauses (a) through (c) of this Section 6.12 may be extended by the Administrative Agent, acting alone, as it shall agree in its reasonable discretion. This Section 6.12 shall not apply during any Collateral and Guarantee Release Period.

6.13         Compliance with Environmental Laws. (a) Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws; except, in each case referred to in clauses (a), (b) and (c) above, as would not reasonably be expected to have a Material Adverse Effect; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14         Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) (subject to the exceptions set forth in the Loan Documents, including the definition of “Collateral and Guarantee Requirement”) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) except during a Collateral and Guarantee Release Period, to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ (other than Excluded Subsidiaries) properties, assets, rights or interests (other than Excluded Assets) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) except during a Collateral and Guarantee Release Period, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) except during a Collateral and Guarantee Release Period, assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Restricted Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so.

6.15         [Reserved.]

6.16         FCPA; Sanctions. The Company will, and will cause its Subsidiaries to, maintain in effect and enforce policies and procedures intended to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents, in each case, in their respective activities on behalf of the Company and its Restricted Subsidiaries, with the United States Foreign Corrupt Practices Act of 1977 and applicable Sanctions.

6.17         Post-Closing Requirements. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.17 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified on Schedule 6.17, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

ARTICLE VII
NEGATIVE COVENANTS

From the Closing Date and for so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations in respect of which no claim has been made), no Borrower shall, nor shall any Borrower permit (a) in the case of Section 7.01 through 7.08 and 7.10 through 7.14, any Restricted Subsidiary to, and (b) in the case of Section 7.09, any wholly-owned Restricted Subsidiary to, directly or indirectly:

7.01         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens:

(i)            pursuant to any Loan Document (other than Liens arising under the Loan Documents securing Secured Performance Letters of Credit, which shall be governed by Section 7.01(q));

(ii)           on Collateral securing Indebtedness under the Existing Credit Agreement, subject to an Applicable Intercreditor Agreement;

(b)            Liens existing on the Amendment No. 16 Effective Date and, to the extent securing Indebtedness (other than Indebtedness constituting Attributable Indebtedness or purchase money obligations for fixed or capital assets) in an aggregate principal amount in excess of $10,000,000 as of such date, listed on Schedule 7.01, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed (except (A) to remove any property from coverage of the Lien, (B) to include after-acquired property that is affixed or incorporated into the property covered by such Lien or (C) to include proceeds and products thereof), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(b), (iii) no Loan Party that was not an obligor with respect thereto shall become an obligor in connection with such renewal or extension, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(b);

(c)            Customary Permitted Liens;

(d)            any attachment or judgment Lien not otherwise constituting an Event of Default under Section 8.01(h) in existence less than sixty (60) days after the entry thereof or with respect to which (i) execution has been stayed, (ii) payment is covered in full by insurance, or (iii) the Company or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and shall have set aside on its books such reserves as may be required by GAAP with respect to such judgment or award;

(e)            Liens securing Indebtedness permitted under Section 7.02(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the products and proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(f)            Liens (i) on assets of any Restricted Subsidiary which are in existence at the time that such Restricted Subsidiary is acquired after the Closing Date pursuant to a Permitted Acquisition, and (ii) on assets of any Loan Party or any Restricted Subsidiary which are in existence at the time that such assets are acquired after the Closing Date, and, in each case, any modification, replacement, renewal, refinancing or extension thereof (which shall not increase the amount of Indebtedness secured or expand the assets secured by such Lien); provided that such Liens (A) are not incurred or created in anticipation of such transaction, (B) only secure Indebtedness permitted under Section 7.02(g) and in an aggregate principal amount not to exceed, at the time of incurrence thereof, the greater of (i) $300,000,000 and (ii) 20% of LTM EBITDA and (C) attach only to the acquired assets or the assets of such acquired Restricted Subsidiary and the proceeds and products of such assets (and the proceeds and products thereof);

(g)            Liens on or transfers of accounts receivable and contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable pursuant to Section 7.05(h) and, to the extent constituting Indebtedness of the Company or any Restricted Subsidiary, so long as such Indebtedness is permitted by Section 7.02(f);

(h)            Liens securing bilateral letter of credit facilities in an aggregate principal amount not to exceed, at the time of incurrence thereof, the greater of (i) $825,000,000 and (ii) 55% of LTM EBITDA; provided that no such Lien shall extend to or cover any Collateral;

(i)             Liens on assets of a Restricted Subsidiary that is a Foreign Subsidiary securing Indebtedness or other obligations of such Restricted Subsidiary that is a Foreign Subsidiary otherwise permitted hereunder;

(j)             Liens on project-related assets securing surety bonds in the ordinary course of business of such projects;

(k)            Liens solely on assets of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) securing Indebtedness permitted in accordance with the terms hereof of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital);

(l)             Liens on project-related assets of Joint Ventures and other unconsolidated entities to secure Indebtedness or other obligations of such Joint Ventures and other unconsolidated entities so long as such Liens do not encumber assets of the Company or any of its consolidated Restricted Subsidiaries;

(m)           Liens on property necessary to defease Indebtedness that was not incurred in violation of this Agreement;

(n)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(o)           any pledge of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary so long as no such Indebtedness is recourse to the Company or any Restricted Subsidiary;

(p)           other Liens securing Indebtedness permitted by Section 7.02(h);

(q)           Liens on Collateral securing up to the greater of (i) $1,500,000,000 and (ii) 100% of LTM EBITDA of face amount (as determined in accordance with Section 1.09), at the time of incurrence thereof, of Performance Letters of Credit issued outside of the Revolving Credit Facility to the extent such Liens either (i) arise under the Loan Documents in the case of Secured Performance Letters of Credit or (ii) are subject to customary pari passu intercreditor agreements reasonably satisfactory to the Administrative Agent with respect to such Liens on Collateral;

(r)             Liens on Collateral securing Indebtedness permitted by Section 7.02(r) or Section 7.02(s); provided that all such Liens are subject to each applicable Acceptable Intercreditor Agreement; and

(s)            Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility, and back-up Liens in connection with any other factoring, securitization, supply chain financing or similar arrangement.

For purposes of determining compliance with this Section 7.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 7.01(a) through (r) but may be permitted in part under any combination thereof, (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 7.01(a) through (r), the Company may, in its sole discretion, divide, classify or reclassify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof), and (C) Section 1.11 shall apply. In addition, with respect to any applicable Increased Amount for Indebtedness that is secured by a Lien permitted by this Section 7.01, such Increased Amount may be secured by the same Lien that secures such Indebtedness.

Notwithstanding anything herein to the contrary, during a Collateral and Guarantee Release Period, the covenants provided in each of Sections 7.01 (i), (p) and (r) shall be replaced in their entirety by a single basket permitting any other Liens so long as the aggregate outstanding amount of (x) Consolidated Priority Indebtedness does not exceed 50% of Consolidated Net Worth as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 6.01 of the Company and its Restricted Subsidiaries and (y) Tax Arrangement Priority Indebtedness does not exceed 50% of Consolidated Net Worth as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 6.01 of the Company and its Restricted Subsidiaries (such single basket, the “Priority Debt Lien Basket”), provided that in the event that on the first date of the Collateral and Guarantee Release Period, the amount of Consolidated Priority Indebtedness or Tax Arrangement Priority Indebtedness exceeds the applicable Priority Debt Lien Basket, no Default or Event of Default or breach of any kind shall be deemed to have occurred on and after such date as a result of the existence of any such then-existing Consolidated Priority Indebtedness or Tax Arrangement Priority Indebtedness or the refinancing or replacement thereof.

7.02          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under (i) the Loan Documents and (ii) subject to Section 1.13, under the Existing Credit Agreement (including, for the avoidance of doubt, Incremental Increases and Permitted Credit Agreement Refinancing Indebtedness under the Existing Credit Agreement, each subject to Section 1.13);

(b)            Indebtedness (x) outstanding on the Amendment No. 16 Effective Date and, with respect to any individual item in excess of $10,000,000 owing to a creditor other than Borrower or any Restricted Subsidiary as of the Amendment No. 16 Effective Date, listed either on Schedule 7.02(b)(x) or on the financial statements for the fiscal quarter ended December 31, 2025, or (y) outstanding on a later date (including Indebtedness incurred after the Amendment No. 16 Effective Date), as and to the extent described and set forth on Schedule 7.02(b)(y), and any refinancings, refundings, renewals or extensions of any such debt; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)            obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) (i) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or (ii) incurred in connection with Permitted Convertible Indebtedness Hedging Agreements;

(d)            Guarantees of any Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Borrower or any other Restricted Subsidiary (other than of AECOM Capital and its Subsidiaries); provided that (i) any Guarantee of Indebtedness permitted under Section 7.02(g) shall be required to be in compliance with clause (B) thereof; (ii) no Loan Party may Guarantee Indebtedness of a non-Loan Party permitted by Section 7.02(k)(A)(i) pursuant to this clause (d); and (iii) any Guarantee by a Loan Party of Indebtedness of another Loan Party permitted pursuant to Section 7.02(k)(A)(ii) shall be required to be subordinated to the same extent as the guaranteed Indebtedness;

(e)            Attributable Indebtedness and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(e); provided that the aggregate amount of all such Indebtedness at any one time outstanding under this clause (e) shall not exceed, measured as of the time of incurrence thereof, the greater of (i) $750,000,000 and (ii) 50% of LTM EBITDA, and any modification, replacement, renewal, refinancing or extension thereof (which such modification, replacement, renewal, refinancing or extension shall not increase the principal amount thereof);

(f)             Indebtedness in respect of any Qualified Securitization Financings or Receivables Facilities, in an aggregate principal amount at any one time outstanding under this clause (f), measured as of the time of any incurrence thereof, not to exceed the greater of (i) $750,000,000 and (ii) 50% of LTM EBITDA;

(g)            Indebtedness of any Person that becomes a Restricted Subsidiary of the Company or related to any asset acquired after the Closing Date pursuant to a Permitted Acquisition and any modification, replacement, renewal, refinancing or extension thereof (which such modification, replacement, renewal, refinancing or extension shall not increase the principal amount thereof); provided that, (A) such Indebtedness was not incurred in anticipation of such acquisition, (B) neither the Company nor any Restricted Subsidiary (other than the acquired Restricted Subsidiaries) is an obligor with respect to such Indebtedness and (C) such Indebtedness is either unsecured or secured solely by Liens on assets of the acquired Restricted Subsidiary, or on the acquired assets, permitted by, and within the limitations set forth in Section 7.01(f);

(h)            Indebtedness (which may, at the option of the Company, be secured by Liens permitted by Section 7.01(p) or unsecured, and, if secured by any Collateral, at the option of the Company, subject to an Acceptable Intercreditor Agreement) in an aggregate principal amount at any one time outstanding under this clause (h), measured as of the time of incurrence thereof, not to exceed the greater of (i) $750,000,000 and (ii) 50% of LTM EBITDA; provided that any Indebtedness incurred pursuant to the Cash-Capped Incremental Facility in reliance upon the Reallocated General Basket Amount utilizing amounts otherwise available pursuant to this Section 7.02(h) that remains outstanding under such Cash-Capped Incremental Facility shall reduce the amounts available pursuant to this Section 7.02(h);

(i)             Indebtedness of a Restricted Subsidiary that is a Foreign Subsidiary in an aggregate principal amount at any one time outstanding under this clause (i), measured as of the time of incurrence thereof, not to exceed the greater of (i) $750,000,000 and (ii) 50% of LTM EBITDA;

(j)             obligations (including in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business) in respect of bids, tenders, trade contracts, governmental contracts and leases, construction contracts, statutory obligations, surety, stay, customs, bid, and appeal bonds, performance and return of money bonds, performance and completion guarantees, agreements with utilities and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business and either (i) consistent with past practices or (ii) reasonably necessary for the operation of the business of the Company and its Restricted Subsidiaries as determined by the Company or such Restricted Subsidiary in good faith, in each case including, for the avoidance of doubt, any such obligations with respect to any Joint Venture;

(k)             intercompany Indebtedness so long as any Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.03;

(l)             (i) Indebtedness of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) in connection with projects or investments of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) and (ii) Guarantees of any Indebtedness described in the preceding clause (i) so long as such Guarantees are permitted under Section 7.03(h);

(m)           vendor financing, supply chain financings, structured accounts payable programs, “take-or-pay” arrangements and similar items entered into in the ordinary course of business of the Company and its Restricted Subsidiaries for purposes of financing payments to suppliers and vendors, in an aggregate principal amount at any one time outstanding under this clause (m), measured as of the time of incurrence thereof, not to exceed the greater of (i) $375,000,000 and (ii) 25% of LTM EBITDA;

(n)            unsecured Indebtedness so long as (i) no Default has occurred and is continuing either immediately before or immediately after the issuance thereof, (ii) immediately before and after giving pro forma effect to such notes, the Company and its Restricted Subsidiaries shall be in pro forma compliance with the financial covenant set forth in Section 7.11 (including, for the avoidance of doubt, giving effect to any Leverage Increase then in effect) and (iii) the final maturity date and weighted average life to maturity of such Indebtedness shall not be prior to or shorter than that applicable to the latest Maturity Date then in effect under any of the Facilities, provided that this clause (iii) shall not apply to any Permitted Bridge Indebtedness or any Inside Maturity Indebtedness;

(o)            Indebtedness relating to insurance premium financings incurred in the ordinary course of business;

(p)            other Indebtedness in an aggregate principal amount as of the date of any such incurrence not to exceed the sum of (i) the greater of (A) $150,000,000 and (B) 10% of LTM EBITDA plus (ii) any Reallocated Restricted Payment Amount allocated to this Section 7.02(p);

(q)            Indebtedness owing by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary, in each case to the extent incurred as (and in compliance with the requirements of) a Non-Core Asset Disposition Related Transaction;

(r)             Incremental Equivalent Debt permitted under Section 7.02(r) (or, subject to Section 1.13, any successor provision) of the Existing Credit Agreement, subject to Section 1.13; and

(s)            Permitted Credit Agreement Refinancing Indebtedness permitted under Section 7.02(s) (or, subject to Section 1.13, any successor provision) of the Existing Credit Agreement, subject to Section 1.13.

For purposes of determining compliance with this Section 7.02, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 7.02(a) through (s) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 7.01), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 7.02(a) through (s), the Company may, in its sole discretion, classify or reclassify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.02 and (C) Section 1.11 shall apply. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Any increase in the amount of such Indebtedness in connection with any accrual of interest, accretion of accreted value, amortization of original issue discount, payment of interest in the form of additional Indebtedness or in the form of common Equity Interests of the Company, accretion of original issue discount or liquidation preference or increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be a creation, incurrence, assumption or sufferance to exist of Indebtedness for purposes of this Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the creation, incurrence, assumption or sufferance to exist of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was created, incurred, assumed or suffered to exist of, in the case of term debt, or first committed or first created, incurred, assumed or suffered to exist (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is created, incurred, assumed or suffered to exist to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.02, the maximum amount of Indebtedness that the Company and the Restricted Subsidiaries may create, incur, assume or suffer to exist pursuant to this Section 7.02 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything herein to the contrary, during a Collateral and Guarantee Release Period, the covenants provided in each of Sections 7.02(d) (to the extent of Guarantees of Indebtedness otherwise restricted by the Priority Debt Basket (defined below), and without duplication), (h), (i), (k), (l), (n), (p), (r) and (s)  shall be replaced in their entirety by a single basket permitting any other Indebtedness so long as the aggregate outstanding amount of (x) Consolidated Priority Indebtedness does not exceed 50% of Consolidated Net Worth of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 6.01 and (y) Tax Arrangement Priority Indebtedness does not exceed 50% of Consolidated Net Worth of the Company and its Restricted Subsidiaries as of the last day of the most recent fiscal year for which financial statements have been delivered pursuant to Section 6.01 (such single basket, the “Priority Debt Basket”), provided that in the event that on the first date of the Collateral and Guarantee Release Period, the amount of Consolidated Priority Indebtedness or Tax Arrangement Priority Indebtedness exceeds the applicable Priority Debt Basket, no Default or Event of Default or breach of any kind shall be deemed to have occurred on and after such date as a result of the existence of any such then-existing Consolidated Priority Indebtedness or Tax Arrangement Priority Indebtedness or the refinancing or replacement thereof.

7.03          Investments. Make or hold any Investments, except:

(a)            Investments held by the Company and its Restricted Subsidiaries in the form of certain Cash Equivalents;

(b)           advances to officers, directors and employees of the Company and Restricted Subsidiaries made in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;

(c)            Investments (i) by any Loan Party or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary that becomes a Loan Party pursuant to a purchase or acquisition transaction with a third party), (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) [reserved] or (iv) by any Loan Party in any Restricted Subsidiary that is not a Loan Party constituting either (I) intercompany liabilities incurred in the ordinary course of business in connection with the treasury operations and cash management operations of the Company and its Subsidiaries and (II) other Investments pursuant to this clause (c)(iv) so long as the aggregate amount of such Investments made by Loan Parties in reliance on this clause (c)(iv)(II) shall not at the time of incurrence thereof exceed the greater of (A) $375,000,000 and (B) 25% of LTM EBITDA;

(d)            Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments (including Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) received in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any Restricted Subsidiary, or as security for any such Indebtedness or claim;

(e)            Guarantees permitted by Section 7.02;

(f)            Investments existing on the Amendment No. 16 Effective Date;

(g)            From and after the Closing Date, Investments constituting Permitted Acquisitions;

(h)            Investments in AECOM Capital (and in a like amount by AECOM Capital in its Subsidiaries and in Joint Ventures formed by AECOM Capital) in an aggregate amount at any time outstanding not to exceed (i) the aggregate amount of Investments in AECOM Capital existing on the Amendment No. 16 Effective Date plus (ii) an additional amount after the Amendment No. 16 Effective Date equal to the greater of (i) $300,000,000 and (ii) 20% of LTM EBITDA, as of the time of incurrence thereof (with it being understood that any Guarantees or other contingent obligations of the Company or any Restricted Subsidiary relating to Indebtedness or other obligations of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) in connection with projects of AECOM Capital (or Subsidiaries of, or Joint Ventures formed by, AECOM Capital) shall constitute an Investment in AECOM Capital (or such Subsidiary or Joint Venture) and shall be valued in accordance with GAAP as set forth in Section 1.10); provided that Investments in AECOM Capital (x) shall be governed solely by this clause (h), and no other provision of Section 7.03 may be utilized for Investments in AECOM Capital;

(i)             Investments in Joint Ventures and Minority Investments in an aggregate amount at the time of incurrence thereof not to exceed (i) the aggregate amount of all such Investments existing on the Amendment No. 16 Effective Date plus (ii) an additional amount after the Amendment No. 16 Effective Date not to exceed at any time outstanding under this clause (i), measured at the time of incurrence thereof, the greater of (A) $750,000,000 and (B) 50% of LTM EBITDA;

(j)            other Investments by the Company and its Restricted Subsidiaries in an aggregate amount at any time outstanding not to exceed the Cumulative Available Amount that is Not Otherwise Applied;

(k)            lease, utility and other similar deposits in the ordinary course of business;

(l)             Investments acquired by the Company or a Restricted Subsidiary as a result of a foreclosure by, or other transfer of title to, the Company or a Restricted Subsidiary with respect to a secured Investment;

(m)           Investments consisting of Performance Contingent Obligations;

(n)            any Swap Contract;

(o)            Investments in the Company and its Restricted Subsidiaries in connection with treasury operations and cash management operation of the Company and its Subsidiaries in the ordinary course of business and in accordance with historical practices;

(p)            Investments made to effectuate or in connection with one or more Non-Core Asset Disposition Related Transactions, so long as in each case (i) no Event of Default exists at such time or would result therefrom, (ii) [reserved] and (iii) to the extent applicable, the Loan Parties comply with the requirements of Section 6.12 within the time periods set forth therein after giving effect to each such Investment;

(q)            Investments arising out of the receipt by the Company or any of its Subsidiaries of non-cash consideration for the Disposition of assets or arising out of pledges or deposits permitted under Section 7.01;

(r)            other Investments utilizing any Reallocated Restricted Payment Amount allocated to this Section 7.03(r) from Section 7.06(i) and/or 7.06(j) (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 7.06(i) or 7.06(j), as applicable, for all purposes of this Agreement, to the extent such Investment remains outstanding under this Section 7.03(r));

(s)            other Investments under this clause (s), measured at the time of incurrence thereof, not in excess of the greater of $750,000,000 and 50% of LTM EBITDA;

(t)            other Investments so long as (i) no Event of Default has occurred and is continuing at the time of, or would result from, such Investment and (ii) after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than or equal to 4.00 to 1.00 at the time of such Investment; and

(u)            (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility.

For purposes of determining compliance with this Section 7.03, (A) Investments need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 7.03(a) through (u) but may be permitted in part under any relevant combination thereof, (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 7.03(a) through (u), the Company may, in its sole discretion, classify or reclassify or divide such item of Investment (or any portion thereof) in any manner that complies with this Section 7.03 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or held pursuant to only such clause or clauses (or any portion thereof) and (C) Section 1.11 shall apply. Notwithstanding any other provision of this Section 7.03, the maximum amount of Investments that may be held pursuant to this Section 7.03 shall not be deemed to be exceeded, with respect to any outstanding Investment, solely as a result of fluctuations in the exchange rate of currencies.

7.04          Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)            any Restricted Subsidiary may merge or amalgamate with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that (A) when any Loan Party is merging or amalgamating with another Restricted Subsidiary, either (x) such Loan Party shall be the continuing or surviving Person or (y) the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to the definition of Non-Core Asset Disposition Related Transactions or Section 7.05(d) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01 and (B) when any wholly-owned Restricted Subsidiary is merged or amalgamated with any non-wholly owned Restricted Subsidiary, either (x) the wholly-owned Restricted Subsidiary shall be the continuing or surviving Person or (y) the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to the definition of Non-Core Asset Disposition Related Transactions or Section 7.05(d) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01;

(b)            any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Loan Party;

(c)            any Restricted Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to the Company or any other Restricted Subsidiary;

(d)            so long as no Default has occurred and is continuing or would result therefrom, each of the Company and any of its Restricted Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Company is a party, the Company is the surviving Person, (ii) in the case of any such merger to which any Loan Party (other than the Company) is a party, such Loan Party is the surviving Person or the surviving Person becomes a Loan Party in accordance with the Collateral and Guarantee Requirement and Section 6.12 and (iii) in the case of any wholly-owned Restricted Subsidiary merging with a Person that is not a wholly-owned Restricted Subsidiary prior to such merger, the surviving Person shall be (or become as a result thereof) a wholly-owned Restricted Subsidiary, except in the case of (ii) and (iii) above, a merger utilized to consummate a Disposition permitted by Section 7.05 (other than Section 7.05(e));

(e)            the Company or any Restricted Subsidiary may merge or consolidate with any other Person solely to effect a change in the state or form of organization of the Company or such Restricted Subsidiary; and

(f)             the Company and its Restricted Subsidiaries may consummate any Disposition (including by way of merger) permitted by Section 7.05 (other than Section 7.05(e)(i)), Investments permitted by Section 7.03, Liens permitted by Section 7.01, and Restricted Payments permitted by Section 7.06.

7.05          Dispositions. Make any Disposition, except:

(a)            Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)            Dispositions of inventory in the ordinary course of business;

(c)            Dispositions of equipment or property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property by any Restricted Subsidiary to the Company or to a wholly-owned Restricted Subsidiary; provided that if at the time of such Disposition the conditions set forth in Section 7.03(t) are not satisfied, then (i) if the transferor of such property is a Loan Party, either (x) the transferee thereof must be a Loan Party or (y) the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to the definition of Non-Core Asset Disposition Related Transactions or Section 7.04(a) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01 and (ii) if the transferor of such property is a Loan Party, either (x) the transferee thereof must be a Loan Party or (y) the aggregate book value of all assets of the Loan Parties after giving effect to such transactions (and any transactions effectuated substantially simultaneously therewith pursuant to the definition of Non-Core Asset Disposition Related Transactions or Section 7.04(a) that have the effect of transferring assets from Restricted Subsidiaries that are Loan Parties to Restricted Subsidiaries that are non-Loan Parties) constitutes 75% or more of the book value of all assets of the Company and its wholly-owned Restricted Subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year for which financial statements have been delivered pursuant to Section 6.01;

(e)            (i) Dispositions permitted by Section 7.04 (other than Section 7.04(f)) and (ii) Permitted Liens;

(f)            Dispositions by the Company and its Restricted Subsidiaries required to comply with relevant antitrust Laws in connection with any Permitted Acquisition;

(g)            leases, subleases, licenses or sublicenses granted in the ordinary course of business, which could not reasonably be expected to have a Material Adverse Effect;

(h)            any disposition of assets of the type specified in the definitions of Securitization Assets or Receivables Assets, or participations therein, including in connection with any Qualified Securitization Financing or Receivables Facility;

(i)             other Dispositions of assets so long as (i) such Disposition is for fair market value (as determined in good faith by the Company), (ii) no Event of Default has occurred and is continuing or would result therefrom and (iii) at least 75% of the proceeds of such Disposition consist of cash or Cash Equivalents; provided that for purposes of this clause (iii), each of the following shall be deemed to be cash: (w) the amount of any liabilities (including Indebtedness for borrowed money) (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on the date of such balance sheet) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (x) the amount of any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (y) the amount of any Replacement Assets and (z) any Designated Non-Cash Consideration received by the Company or any of its Restricted Subsidiaries in such Disposition (in one transaction or a series of related transactions), provided that the aggregate amount of Designated Non-Cash Consideration received by the Company and its Restricted Subsidiaries in connection with all Dispositions after the Amendment No. 16 Effective Date (valued and measured, with respect to any item of Designated Non-Cash Consideration, at the time of initial receipt thereof) shall not exceed the greater of (A) $750,000,000 and (B) 50% of LTM EBITDA;

(j)             Dispositions of Cash and Cash Equivalents;

(k)            Dispositions of assets within 365 days after the acquisition thereof if such assets are outside the principal business areas to which the assets acquired, taken as a whole, relate;

(l)             in order to collect receivables in the ordinary course of business, resolve disputes that occur in the ordinary course of business or engage in transactions with government agencies in the ordinary course of business, Disposition of, discount or otherwise compromise of for less than the face value thereof, notes or accounts receivable, so long as no such Disposition, discount or other compromise gives rise to any Indebtedness, any Lien on any note or account receivable, or is made in connection with any Qualified Securitization Financings or Receivables Facilities;

(m)           Dispositions of shares of Equity Interests of any of its Subsidiaries in order to qualify members of the board of directors or equivalent governing body of any such Subsidiary if required by applicable Law;

(n)            Dispositions of condemned property to the respective Governmental Authority that has condemned the same (whether by deed in lieu of condemnation or otherwise), and Dispositions of properties that have been subject to a casualty to the respective insurer of such property or its designee as part of an insurance settlement;

(o)            [reserved];

(p)            any Non-Core Asset Disposition, so long as (i) no Default or Event of Default exists at such time or would result therefrom, (ii) [reserved] and (iii) to the extent applicable, the Loan Parties comply with the requirements of Section 6.12 within the time periods set forth therein after giving effect to any Non-Core Asset Disposition;

(q)            any Investments made pursuant to Section 7.03(c)(iii); and

(r)             Investments permitted by Section 7.03, Liens permitted by Section 7.01, and Restricted Payments permitted by Section 7.06;

provided, however, that any Disposition pursuant to this Section 7.05 (other than pursuant to clauses (a), (d), (j), (l), (q) or (r)) shall be for no less than the fair market value (as determined in good faith by the Company) of such property at the time of such Disposition (or at Company’s election in writing, on the date of the agreement of the Company or any Restricted Subsidiary to make such Disposition).

7.06          Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)            each Restricted Subsidiary may declare and make Restricted Payments to the Company, any Restricted Subsidiary and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, either (i) ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or (ii) on a non-pro rata basis either (A) where required by Organization Documents or agreements existing as of the Closing Date or (B) where the aggregate amount of all distributions made from and after the Closing Date to Persons other than the Company or a Restricted Subsidiary that are in excess of the pro rata share of such Restricted Payments that would otherwise be owing to such Persons does not exceed the greater of (i) $75,000,000 and (ii) 5% of LTM EBITDA as of the making of such Restricted Payment in the aggregate during the term of the Facilities, so long as no Default shall have occurred and be continuing at the time of any action described in this clause (a) or would result therefrom;

(b)            the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Stock) of such Person, so long as no Default shall have occurred and be continuing at the time of any action described in this clause (b) or would result therefrom;

(c)            the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issue of new Equity Interests (other than Disqualified Stock), so long as no Default shall have occurred and be continuing at the time of any action described in this clause (c) or would result therefrom;

(d)            each Restricted Subsidiary may declare and make Restricted Payments to the Company so that the Company may pay any Taxes which are due and payable by or with respect to the Restricted Subsidiaries;

(e)            the Company and its Restricted Subsidiaries may declare and make other Restricted Payments so long as (i) the aggregate amount of Restricted Payments made from and after the Closing Date pursuant to this clause (e) is not in excess of the Cumulative Available Amount that is Not Otherwise Applied, (ii) after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Company shall be in pro forma compliance with the financial covenant set forth in Section 7.11 as of the last day of the most recent fiscal quarter or year for which financial statements have been delivered pursuant to Section 6.01, and (iii) both immediately before and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(f)             the Company and its Restricted Subsidiaries may declare and make other Restricted Payments so long as no Event of Default shall have occurred and be continuing at such time and, after giving pro forma effect thereto (including any incurrence and/or repayment of Indebtedness in connection therewith), the Consolidated Leverage Ratio is less than or equal to 4.00 to 1.00 as of the last day of the most recent fiscal quarter or year for which financial statements have been delivered pursuant to Section 6.01;

(g)            a Restricted Subsidiary may issue Equity Interests to the extent constituting a Disposition permitted by Section 7.05 (other than Section 7.05(r));

(h)            the Company may purchase Equity Interests of the Company and any warrants or other rights with respect to Equity Interests of the Company from its employees, officers and directors by net exercise, pursuant to the terms of any employee stock option, restricted stock or incentive stock plan;

(i)             the Company and its Restricted Subsidiaries may declare and make other Restricted Payments so long as (i) the aggregate amount of Restricted Payments made from and after the Closing Date pursuant to this clause (i) is not in excess of the greater of $375,000,000 and 25% of LTM EBITDA, measured as of the time of the declaration or making of such Restricted Payment, as applicable, and (ii) both immediately before and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; provided that any Indebtedness incurred pursuant to Section 7.02(p) or Investments made pursuant to Section 7.03(r) in reliance upon the Reallocated Restricted Payment Amount utilizing the amounts available pursuant to this Section 7.06(i) that remains outstanding under such Section 7.02(p) and/or Section 7.03(r) shall reduce the amounts available pursuant to this Section 7.06(i);

(j)             the Company and its Restricted Subsidiaries may declare and make other Restricted Payments so long as (i) the aggregate amount of Restricted Payments made in any four-quarter period pursuant to this clause (j) is not in excess of the greater of $375,000,000 and 25% of LTM EBITDA, measured as of the time of the declaration or making of such Restricted Payment, as applicable, and (ii) both immediately before and after giving pro forma effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom; provided that any Indebtedness incurred pursuant to Section 7.02(p) or Investments made pursuant to Section 7.03(r) in reliance upon the Reallocated Restricted Payment Amount utilizing the amounts available pursuant to this Section 7.06(j) that remains outstanding under such Section 7.02(p) and/or Section 7.03(r) shall reduce the amounts available pursuant to this Section 7.06(j); and

(k)            the Company and its Restricted Subsidiaries may declare and make distributions or payments of Securitization Fees, sales contributions and other transfers of Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 7.06 will not prohibit the making of any Restricted Payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 7.06.

For purposes of determining compliance with this Section 7.06, (A) Restricted Payments need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in Sections 7.06(a) through (j) but may be permitted in part under any relevant combination thereof, (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in Sections 7.06(a) through (j), the Company may, in its sole discretion, classify or reclassify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.06 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the above clauses (or any portion thereof) and such Restricted Payment (or any portion thereof) shall be treated as having been made pursuant to only such clause or clauses (or any portion thereof); and (C) Section 1.11 shall apply.

7.07         Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.08         Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Restricted Subsidiary as would be obtainable by the Company or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) Investments and Restricted Payments permitted hereby and Dispositions between and among the Company and its Restricted Subsidiaries permitted hereby, (iii) customary fees paid to directors, and customary indemnities provided to directors, (iv) any payments pursuant to any of the Company’s employee benefit plans, (v) the rights, privileges and preferences granted to the holders of any class of Preferred Stock of the Company arising under any related certificate of designation, investor rights agreement or regulatory side letter, each in form and substance reasonably satisfactory to the Required Lenders, (vi) so long as the Company is subject to the filing requirements of the SEC, any transaction that is otherwise permitted by any Company policy regarding such transactions to the extent such policy was approved by the Company’s board of directors, (vii) any payments or other transaction pursuant to any tax sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes and (viii) any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility and any repurchase of Receivables Assets or Securitization Assets pursuant to a Securitization Repurchase Obligation.

7.09         Burdensome Agreements. Enter into any Contractual Obligation (other than (w) this Agreement or any other Loan Document, (x) the Existing Credit Agreement and the Loan Documents (for this purpose, as defined in the Existing Credit Agreement) in connection therewith, (y) the indentures governing the 2033 Notes or (z) or any agreement or document governing or evidencing Incremental Equivalent Debt or Permitted Credit Agreement Refinancing Indebtedness) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to the Company or any Guarantor, (ii) of any Restricted Subsidiary to Guarantee the Indebtedness of the Borrowers or (iii) of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent, the Lenders, or the Swing Line Lender;  provided, however, that this clause (iii) shall not prohibit (A) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under any of Section 7.02(e), 7.02(f), 7.02(g), 7.02(h), 7.02(i), 7.02(j), 7.02(l), 7.02(m) or 7.02(o), in each case solely to the extent any such negative pledge relates to the property financed by, securing or otherwise the subject of such Indebtedness or (B) restrictions on the encumbrance of specific property encumbered to secure payment of particular permitted Indebtedness or to be sold pursuant to an executed agreement with respect to a sale of such assets; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.  The foregoing provision shall not apply to encumbrances or restrictions existing under or by reason of:  (a) applicable law, rule, regulation or order (including agreements with regulatory authorities), (b) customary net worth, restrictions on cash or other deposits and non-assignment provisions of any lease, license or other contract, (c) customary restrictions (x) with respect to a Restricted Subsidiary or Subsidiaries pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the assets or Equity Interests of such Restricted Subsidiary or Subsidiaries or (y) set forth in any agreements relating to any Non-Core Asset Disposition or any Disposition under Section 7.05(i) permitted hereunder, (d) customary provisions in joint venture agreements, financing agreements related to Joint Ventures, and other similar agreements relating solely to the securities, assets and revenues of Joint Ventures or other business ventures, (e) restrictions on transfer (including negative pledge provisions) set forth in any agreements relating to any Investment permitted hereunder (including without limitation any such restrictions relating to any Investment in any investment fund pursuant to the provisions of any credit facility entered into by such fund), (f) any provisions existing under, by reason of or with respect to Indebtedness of any Foreign Subsidiary and applicable only to Foreign Subsidiaries, (g) any provisions of or relating to any Performance Contingent Obligation (including without limitation any completion guarantee), (h) any Contractual Obligation that is reasonably determined by the Company not to materially adversely affect the ability of the Company to perform its obligations under the Loan Documents, (i) any Contractual Obligation existing on the Amendment No. 16 Effective Date or otherwise permitted under this Section 7.09 (and any amendment, restatement, refinancing, replacement or other modification thereof so long as any change to the provisions relevant to this Section 7.09 are not more adverse to the interests of the Lenders in any material respect) or (j) restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility.

7.10         Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, except in each case pursuant to a Permitted Capital Stock Buyback.

7.11         Financial Covenant. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Company (beginning with the fiscal quarter ending June 30, 2026) to be greater than 4.00 to 1.00; provided that at the time of or promptly following the consummation of an acquisition with aggregate consideration (excluding earnouts) greater than or equal to $200,000,000 by the Company or any of its Restricted Subsidiaries (a “Specified Acquisition”), the Company may, in its sole discretion and upon written notice to the Administrative Agent, increase (each such increase, a “Leverage Increase”) the maximum Consolidated Leverage Ratio level set forth above for the fiscal quarter in which such Specified Acquisition occurs and for the four succeeding fiscal quarters (or such shorter time as the Company may elect, in its sole discretion) to 4.50 to 1.00; provided further that (i) the Leverage Increase may not be exercised more than two times from and after the Closing Date and (ii)  there shall be at least one fiscal quarter end which shall be subject to a maximum Consolidated Leverage Ratio of 4.00 to 1.00 between the exercise of Leverage Increases.

7.12         Sanctions. Use the proceeds of any Credit Extension, or make available such proceeds to any Subsidiary, or, to the Company’s knowledge, any joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any country, region or territory that, at the time of such funding, is the target of Sanctions (including, as of the Closing Date, the Crimea, the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic), except to the extent licensed by OFAC or otherwise authorized under U.S. law.

7.13         Changes in Fiscal Year. Make any change in fiscal year, except for changes of acquired entities to conform with the Company’s fiscal year.

7.14         Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach applicable Anti-Corruption Laws.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default. Any of the following on or after the Closing Date shall constitute an Event of Default:

(a)         Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) pay within 10 days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)         Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05 (insofar as such Section requires the preservation of the corporate existence of any Loan Party) or 6.11 or Article VII; or

(c)         Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after a Responsible Officer of any Loan Party has actual knowledge thereof; or

(d)         Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or, with respect to representations and warranties modified by materiality standards, in any respect) when made or deemed made; or

(e)         Cross-Default. (i) Any Borrower or any Significant Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than any prepayment of Indebtedness required in connection with a Disposition or Recovery Event otherwise permitted hereunder); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower or any Significant Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower or any Significant Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; provided that neither the conversion or exchange of Permitted Convertible Indebtedness by the holders or beneficial owners thereof, nor the satisfaction of any conditions precedent to the conversion or exchange right of such holders or owners, nor any mandatory or optional redemption (or calling for redemption) of any Permitted Convertible Indebtedness, shall constitute an Event of Default, event or condition described in this clause (e), regardless of the settlement method applicable to the conversion or exchange or redemption of any such Permitted Convertible Indebtedness; or

(f)         Insolvency Proceedings, Etc. Any Borrower or any Significant Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors or a class of creditors; or applies for or consents to the appointment of any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator, monitor or similar officer for it or for all or any material part of its property; or any administrator, receiver, trustee, custodian, conservator, liquidator, rehabilitator, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)         Inability to Pay Debts; Attachment. (i) Any Borrower or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)         Judgments. There is entered against any Borrower or any Significant Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage (other than customary reservation of rights letters)), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)         ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(j)         Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary of any Loan Party contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or (ii) any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 or the Collateral and Guarantee Requirement or otherwise shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on any material portion of the Collateral purported to be covered thereby;

(k)         Change of Control. There occurs any Change of Control; or

(l)         Subordination. (i)  The subordination provisions of the documents evidencing or governing any subordinated Indebtedness (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Administrative Agent and the Lenders or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

For purposes of this Section 8.01, a “Significant Subsidiary” shall be limited to those Restricted Subsidiaries that meet the financial test set forth in the definition thereof individually, without giving effect to the 75% aggregation test set forth in the first proviso thereto.

8.02         Remedies upon Event of Default.

(a)            If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(i)            declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)          [reserved]; and

(iv)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03         Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of (a) that portion of the Obligations constituting unpaid principal of the Loans, (b) Obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and (c) Obligations in the nature of drawn and unreimbursed amounts under Secured Performance Letters of Credit, ratably among the Lenders, the Hedge Banks, the Cash Management Banks and the PLOC Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the PLOC Banks, to cash collateralize that portion of outstanding Secured Performance Letters of Credit comprised of the aggregate undrawn amount of Secured Performance Letters of Credit to the extent not otherwise cash collateralized by the Company pursuant to the terms of such Secured Performance Letters of Credit, ratably among the the PLOC Banks in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Secured Performance Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Secured Performance Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Secured Performance Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank, Hedge Bank or PLOC Bank, as the case may be. Any application with respect to Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit shall be without duplication of the provisions of Section 8.03 of the Existing Credit Agreement. Each Cash Management Bank, Hedge Bank or PLOC Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Notwithstanding anything herein or in any other Loan Document to the contrary, neither the Administrative Agent nor, for the avoidance of doubt, any Lender, may exercise any remedies or otherwise take any other action with respect to any Default or Event of Default for which notice has been provided to the Administrative Agent and the Lenders, or otherwise reported publicly, more than two years prior to such exercise of remedies or other action; provided that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Default or Event of Default or (ii) any Loan Party has actual knowledge of such Default or Event of Default and failed to notify the Administrative Agent as required hereby.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as (and to the extent) provided in Section 9.06 or Section 9.10, neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank and a potential PLOC Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including with respect to any Applicable Intercreditor Agreement). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.

(a)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)            The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.

(c)            The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or a Net Short Lender, (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution or Net Short Lender or (z) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.

9.04         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment of a court of competent jurisdiction that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06         Resignation of Administrative Agent.

(a)            The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (other than during the existence of a Specified Default), which consent may not be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)            With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)            Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, and (b) the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

9.07         Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08         No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents, Senior Agents, Senior Managing Agents, Co-Agents or other similar titles or roles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09         Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 10.01 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10         Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank and a potential PLOC Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition (including, without limitation, any disposition by way of a merger, consolidation, or amalgamation, or pursuant to any Receivables Facility permitted under this Agreement) or Restricted Payment permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that is owned by any Person that is not or ceases to be a Guarantor, (iv) that is or becomes an Excluded Asset, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)            to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of any transaction permitted under the Loan Documents, or is not or ceases for any reason to be a Significant Subsidiary (other than upon the basis of such Person becoming a non-“wholly owned” Subsidiary, and therefore no longer a Significant Subsidiary, as a result of (x) a transaction that is not bona fide or (y) the sale of its Equity Interests of such Person with the sole intention to release such Person from its Guarantee of the Obligations); and

(c)            to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11         Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit. Except as otherwise expressly set forth herein, no Cash Management Bank, Hedge Bank or PLOC Bank that obtains the benefits of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Performance Letters of Credit unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or PLOC Bank, as the case may be.

9.12         Lender ERISA Representation.

(a)            Each Lender (x) represents and warrants, as of the Closing Date (with such Lender’s execution of this Agreement on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, to, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the Closing Date (with such Lender’s execution of this Agreement on such date constituting its representation and warranty) or, if later, the date such Person becomes a Lender party hereto, and (y) covenants, from the Closing Date or, if later, the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.13         Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X
MISCELLANEOUS

10.01         Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            waive any condition set forth in Section 4.01 (other than Section 4.01(d)), in the case of the initial Credit Extension on the Closing Date, without the written consent of each Lender;

(b)            waive any condition set forth in Section 4.02 as to any Credit Extension without the written consent of the Required Lenders; provided, however, that the waiver of any Default or Event of Default otherwise effectuated pursuant to this Section 10.01 shall in any event be effective with respect to the conditions set forth in Section 4.02;

(c)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default, in each case otherwise in compliance with this Section 10.01, is not considered an extension or increase in Commitments of any Lender);

(d)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment; provided that (i) only the consent of the Required Lenders will be required with respect to any change to the obligation to pay interest at the Default Rate with respect to the Revolving Credit Facility and (ii) any change to the obligation to pay any fees payable to (and solely for the account of) the Administrative Agent shall only require the consent of the Administrative Agent;

(e)            reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(f)            change (i) Section 8.03 in a manner that would alter the order of application or pro rata sharing of payments set forth therein without the written consent of each Lender adversely affected thereby, or (ii) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby;

(g)            [reserved];

(h)            change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(h)), without the written consent of each Lender;

(i)            release all or substantially all of the Collateral in any transaction or series of related transactions (except as expressly set forth herein during a Collateral and Guarantee Release Period), without the written consent of each Lender;

(j)             release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(k)            release all or substantially all of the value of the Company’s guaranty of the Obligations owing by any Designated Borrower, without the written consent of each Lender;

(l)             [reserved];

(m)           [reserved]; or

(n)            except as specifically provided in any Loan Document as of the Closing Date, either (i) subordinate in right of payment, or have the effect of subordinating in right of payment, the Obligations hereunder to any other Indebtedness or other obligation, or (ii) subordinate, or have the effect of subordinating, the Liens on the Collateral securing the Obligations to Liens securing any other Indebtedness or other obligation (each, “Priming Debt Transaction”), in each case without the consent of each Lender adversely affected thereby; provided that (x) none of the foregoing shall apply with respect to a transaction in connection with a “debtor in possession” financing (or any similar financing arrangement in an insolvency proceeding in a non-U.S. jurisdiction) and (y) any Lender that has been offered by the Company or such Loan Party, as the case may be, a bona fide opportunity to participate in such Priming Debt Transaction on at least a ratable basis and on the same terms (other than with respect to backstop fees, expense reimbursement and similar provisions) as the other parties participating in such Priming Debt Transaction shall be deemed not to be adversely affected by such Priming Debt Transaction;

and provided, further, that (i) [reserved]; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) no consent of any Lender shall be required for the Administrative Agent to enter into any Acceptable Intercreditor Agreement (and the Administrative Agent is hereby instructed by the Lenders to do so at the request of the Company); and (vi) no consent of any Lender shall be required in connection with an amendment hereto pursuant to Section 7.02(n). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended one time after the Closing Date to extend for one year the Maturity Date of the Revolving Credit Commitments of Revolving Credit Lenders that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Revolving Credit Lender, the Administrative Agent and the Company (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with a Maturity Date so extended; provided that any such proposed extension of a Maturity Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Company wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

Further, notwithstanding anything to the contrary contained in this Section 10.01, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by the Company or any Restricted Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any other Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any other Loan Document, in connection with any amendment or waiver, each Lender (or any Affiliate of such Person (provided further that for the purposes of this paragraph of this Section 10.06, Affiliates shall not include Persons that are subject to customary procedures to prevent the sharing of confidential information between such Lender and such Person and such Person is managed having independent fiduciary duties to the investors or other equityholders of such Person)) (other than (i) any Lender that is a Regulated Bank, (ii) any Revolving Credit Lender and (iii) any Affiliate of any Regulated Bank or Revolving Credit Lender) that, as a result of its (or its Affiliates’) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments (each such Lender, a “Net Short Lender”), shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) the notional amounts in other currencies shall be converted to the U.S. dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the relevant date of determination, (iii) derivative contracts in respect of an index that includes the Company or any of its Restricted Subsidiaries or any instrument issued or guaranteed by the Company or any of its Restricted Subsidiaries shall not be deemed to create a short position with respect to the Loans and Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Company and its Restricted Subsidiaries and any instrument issued or guaranteed by the Company or its Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Company or any of its Restricted Subsidiaries is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection against a decline in the value of such Loans or Commitments, or in the credit quality of the Company or any its Restricted Subsidiaries other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Company and its Restricted Subsidiaries, and any instrument issued or guaranteed by the Company or any of its Restricted Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than any Lender that is a Regulated Bank or a Revolving Credit Lender) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented to the Company and the Administrative Agent that it is not a Net Short Lender, in each case, unless such Lender shall have notified the Company and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Company and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.

10.02       Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or any other Loan Party, the Administrative Agent, or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b), below shall be effective as provided in such subsection (b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent Party’s gross negligence or willful misconduct or the material breach of such party’s obligations under this Agreement or the other Loan Documents.

(d)           Change of Address, Etc. Each of the Borrowers, the Administrative Agent, and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04       Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses. The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (A) the reasonable fees, disbursements and other charges of one primary counsel for BofA Securities and the Administrative Agent, of one firm of special and/or regulatory counsel retained by BofA Securities or the Administrative Agent in each applicable specialty or regulatory area, and of one firm of local counsel retained by BofA Securities or the Administrative Agent in each applicable jurisdiction and (B) reasonable due diligence expenses), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (A) one primary counsel for the Administrative Agent and the Arrangers, taken together, (B) one primary counsel for the Lenders, taken together, (C) one local counsel in each relevant jurisdiction, (D) to the extent reasonably necessary, one special or regulatory counsel in each relevant specialty and (E) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (D) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (1) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (2) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee; provided that such legal expenses shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, to the extent reasonably necessary, one specialty counsel for each relevant specialty and one additional counsel to each group of affected Persons similarly situated if one or more conflicts of interest, or perceived conflicts of interest, arise), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or the material breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section and the indemnity provision of Section 10.02(e) shall survive the resignation of the Administrative Agent and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05       Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06       Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void), and in each case, so long as there will be at least two (2) Lenders after giving effect to such assignment. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among any Facilities on a non-pro rata basis;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required, including in connection with the initial syndication of the Revolving Credit Facility, unless (1) a Specified Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii)         If (A) a Lender assigns, transfers or grants participation in any of its rights or obligations under the Loan Document and (B) as a result of such assignment, transfer or grant of participation, a Borrower would be obliged to make a payment (including any reimbursement payment) to the assignee, transferee or participant under Section 3.01 in excess of any amount payable to the assigning or transferring Lender at the time of such assignment, transfer or participation, then the new assignee, transferee, participant is not entitled to receive a gross-up payment or indemnity under Section 3.01 in excess of the amount that would have been due to the assigning or transferring Lender.

(viii)        Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding anything in the Loan Documents to the contrary, the entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent or the Swing Line Lender, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons), a Defaulting Lender, the Company, any of the Company’s Affiliates or Subsidiaries or (so long as the DQ List has been posted on the Platform for all Lenders) a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything in the Loan Documents to the contrary, the entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)           Resignation as Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.06(b), Bank of America may, upon 30 days’ notice to the Company, resign as Swing Line Lender. In the event of any such resignation as Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Credit Lenders who agree to serve in such capacity a successor Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender. If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(g)           Disqualified Institutions.

(i)            No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this Section 10.06(h)(i) shall not be void, but the other provisions of this Section 10.06(h) shall apply.

(ii)           If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of subsection (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to one or more Eligible Assignees that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b)(iv), and (ii) such assignment does not conflict with applicable Laws.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by or on behalf of the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)          The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.07       Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16, (ii) any actual or prospective party (or its advisors) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrowers and their obligations, this Agreement or payments hereunder or (iii) any credit insurance provider relating to the Borrowers and their obligations, it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in each case in reliance on this subclause (f) if such disclosure is subject to agreement containing provisions substantially the same as those of this Section, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided hereunder, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent or the Swing Line Lender to deliver Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Company or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party unless the Administrative Agent or such Lender has knowledge that such source is subject to an obligation to a Loan Party to keep such information confidential. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and publicly-available information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

10.08       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Company or any other Borrower against any and all of the obligations of the Company or such other Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09       Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10       Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable or sublimits applicable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.11       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13       Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Non-Extending Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)            in the case of any such assignment resulting from a notice of illegality under Section 3.02, the assignee of such assignment does not suffer the illegality impairment suffered by the assignor Lender;

(e)            such assignment does not conflict with applicable Laws; and

(f)             in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 10.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

10.14       Governing Law; Jurisdiction; Etc.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to any Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17       Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company (on behalf of itself and each other Loan Party) and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, nor Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Neither the Administrative Agent nor the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Company (on behalf of itself and each other Loan Party) and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18       USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

10.19       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20       Release and Reinstatement of Collateral.

(a)            Notwithstanding anything to the contrary contained in this Agreement, any Loan Document or any other document executed in connection herewith, if at any time (including after a Collateral and Guarantee Reinstatement Event shall have occurred) a Collateral and Guarantee Release Event shall have occurred and be continuing, then (i) all Collateral (other than Cash Collateral) and the Collateral Documents (other than Collateral Documents Instruments entered into in connection with Cash Collateral) shall be released automatically and terminated without any further action and (ii) all Guarantees of the Obligations by the Guarantors under the Loan Documents (other than the Unreleased Guarantees) shall, unless the Company otherwise requests that any such Person shall continue as a Guarantor at such time, be released automatically and terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at the Company’s expense and at the Company’s request, promptly execute and file in the appropriate location and deliver to Company such termination and full or partial release statements or confirmation thereof, as applicable, and do such other things as are reasonably necessary to release the liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(b)            Notwithstanding clause (a) above, if, after the occurrence of a Collateral and Guarantee Release Event, a Collateral and Guarantee Reinstatement Event shall occur, all Collateral and Collateral Documents, the Guaranty and all Guarantees by Restricted Subsidiaries that are required to be or become Guarantors in compliance with the Collateral and Guarantee Requirement, shall in each case, at the Company’s sole cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by the Administrative Agent, to provide to the Administrative Agent for the benefit of the Secured Parties valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral to the extent required by the Loan Documents, to provide the Guarantee by those Restricted Subsidiaries required to be or become Guarantors, and otherwise to satisfy the Collateral and Guarantee Requirement (including without limitation the delivery of documentation and taking of actions of the type described in Section 6.12) shall be taken within 30 days of such event, which 30 day period may be extended by the Administrative Agent in its sole discretion; provided that for the avoidance of doubt, the provisions of this clause (b) shall not apply during the continuation of any Collateral and Guarantee Release Period.

10.21       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.22       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.24, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)           “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iii)          “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.23       Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AECOM

By:	/s/ Morgan Jones
Name:	Morgan Jones
Title:	Vice President, Treasury

AECOM

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jennifer Toney
Name:	Jennifer Toney
Title:	Assistant Vice President

AECOM

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender and Swing Line Lender

By:	/s/ Mukesh Singh
Name:	Mukesh Singh
Title:	Managing Director

AECOM

Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Kristin Jang
Name:	Kristin Jang
Title:	Vice President

AECOM

Credit Agreement

Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Kyle Fitzpatrick
Name:	Kyle Fitzpatrick
Title:	Director

By:	/s/ Matthew Beauvais
Name:	Matthew Beauvais
Title:	Vice President

AECOM

Credit Agreement

Signature Page

TRUIST BANK, as a Lender

By:	/s/ William P. Rutkowski
Name:	William P. Rutkowski
Title:	Director

AECOM

Credit Agreement

Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Jill Wong
Name:	Jill Wong
Title:	Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

AECOM

Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Alexander Jodry
Name:	Alexander Jodry
Title:	Vice President

AECOM

Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Greg Duval
Name:	Greg Duval
Title:	Managing Director

AECOM

Credit Agreement

Signature Page